Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

THE SELLERS NAMED HEREIN

ARMtech, INC.

ARMtech HOLDINGS, INC.

ARMtech INSURANCE SERVICES, INC.

AMERICAN AGRI-BUSINESS INSURANCE COMPANY

and

ENDURANCE U.S. HOLDINGS CORP.

Dated as of September 7, 2007

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2
Section 1.1.	Definitions	2
ARTICLE II	PURCHASE AND SALE OF SHARES	11
Section 2.1.	Purchase and Sale of Shares	11
Section 2.2.	Purchase Price	10
ARTICLE III	THE CLOSING	15
Section 3.1.	Closing	15
Section 3.2.	Payment of Purchase Price; Delivery of Shares; Repayment of Certain Indebtedness; Limitation of Liability	15
Section 3.3.	Other Closing Deliveries	16
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLERS	19
Section 4.1.	Authority; No Violation	19
Section 4.2.	Ownership of Securities	19
Section 4.3.	No Other Agreements	19
Section 4.4.	Disclosure	19
Section 4.5.	Takeover Statutes	17
Section 4.6	No Broker	20
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANIES	20
Section 5.1.	Organization and Related Matters	20
Section 5.2.	Authority; No Violation	20
Section 5.3.	Consents and Approvals	21
Section 5.4.	Capital Stock and Indebtedness	21
Section 5.5.	Subsidiaries	22
Section 5.6.	Financial Statements	22
Section 5.7.	Legal Proceedings	23
Section 5.8.	Undisclosed Liabilities	23
Section 5.9.	Absence of Certain Changes; No Material Adverse Effect	24
Section 5.10.	Compliance with Law; Permits; Regulatory Matters	27
Section 5.11.	Compliance Disputes	25
Section 5.12	Filings	28
Section 5.13.	Insurance Agents	29
Section 5.14.	Underwriting and Claims Handling	29
Section 5.15.	Market Conduct	30
Section 5.16.	Insurance Issued by AA-BIC	30
Section 5.17.	Reinsurance and Retrocessions	30
Section 5.18.	Material Contracts	31
Section 5.19.	Technology and Intellectual Property	31

i

Section 5.20.	Real Property	33
Section 5.21.	Title to Assets	34
Section 5.22.	Sufficiency of Assets	34
Section 5.23.	Reserves	34
Section 5.24.	Taxes	35
Section 5.25.	Employee Matters	37
Section 5.26.	Collective Bargaining; Labor Disputes; Compliance	39
Section 5.27.	Internal Controls and Procedures	40
Section 5.28.	Transactions with Certain Persons	41
Section 5.29.	Investment Company	41
Section 5.30.	Environmental Laws	41
Section 5.31.	Insurance Coverage	41
Section 5.32.	Bank Accounts	42
Section 5.33.	Ratings	42
Section 5.34.	Disclosure	42
Section 5.35.	No Broker	42
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	42
Section 6.1.	Organization and Related Matters	42
Section 6.2.	Authority; No Violation	43
Section 6.3.	Consents and Approvals	43
Section 6.4.	Legal Proceedings	43
Section 6.5.	Investment Intent of Buyer	43
Section 6.6.	Investment Company	44
Section 6.7.	Brokers	41
Section 6.8	Financing	44
ARTICLE VII	COVENANTS	44
Section 7.1.	Conduct of Business	44
Section 7.2.	Announcements	45
Section 7.3.	Confidentiality	45
Section 7.4.	Filings	47
Section 7.5.	Expenses	47
Section 7.6.	Third Party Consents	47
Section 7.7.	Access to Information; Due Diligence	48
Section 7.8.	Further Assurances	48
Section 7.9.	Notification of Certain Matters	48
Section 7.10.	Reinsurance	48
Section 7.11.	Internal Control over Financial Reporting	49
Section 7.12.	Intercompany Accounts	49
Section 7.13.	Exclusivity	49
Section 7.14.	Transfers of Securities of the Companies	49
Section 7.15.	Interim Financial Statements	47
Section 7.16.	Employees	47

ARTICLE VIII	TAX MATTERS	51
Section 8.1.	Tax Indemnity	51
Section 8.2.	Tax Payments	52
Section 8.3.	Tax Returns	52
Section 8.4.	Tax Refunds	53
Section 8.5.	Tax Controversy	54
Section 8.6.	Tax Cooperation	53
Section 8.7.	Transfer Taxes	54
Section 8.8.	Miscellaneous	55
ARTICLE IX	CONDITIONS TO CLOSING	55
Section 9.1.	Conditions to Buyer’s Obligations	55
Section 9.2.	Conditions to Sellers’ Obligations	57
Section 9.3.	Frustration of Closing Conditions	58
ARTICLE X	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION	58
Section 10.1.	Survival	58
Section 10.2.	Indemnification	59
Section 10.3.	Indemnification Procedures	60
Section 10.4.	Exclusive Remedy; Tax Indemnification	62
ARTICLE XI	TERMINATION	62
Section 11.1.	Termination	62
Section 11.2.	Obligations upon Termination	63
ARTICLE XII	MISCELLANEOUS	63
Section 12.1.	Non-Competition; Non-Solicitation	63
Section 12.2.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	65
Section 12.3.	Entire Agreement	65
Section 12.4.	Interpretation	65
Section 12.5.	Construction	66
Section 12.6.	Severability	66
Section 12.7.	Notices	66
Section 12.8.	No Third Party Beneficiaries; Binding Effect	68
Section 12.9.	Counterparts	68
Section 12.10.	Dispute Resolution	61
Section 12.11.	Governing Law	68
Section 12.12.	Waiver of Jury Trial	69
Section 12.13.	No Strict Construction Against the Drafter	69

EXHIBITS

Exhibit A	2006 Company Financial Statements
Exhibit B	Form of FCIC Reinsurance Run
Exhibit C	Calculation of 2006 Underwriting Profit
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Opinion of Sellers’ Counsel (Addressed to Buyer)
Exhibit F	Form of Opinion of Companies’ Counsel (Addressed to Buyer)
Exhibit G	Form of Opinion of ARMtech Holdings’ Delaware Counsel (Addressed to Buyer)
Exhibit H	Form of Opinion of Buyer’s Counsel (Addressed to Sellers)
Exhibit I	Form of Employment Agreement (Selling Shareholder Employees)
Exhibit J	Form of Employment Agreement (Non-Selling Shareholder Employees)

SCHEDULES

Schedule 1.1	Knowledge of the Companies
Schedule 1.2	Knowledge of Buyer
Schedule 2.2(b)	Expense Budget 4th Quarter 2007
Schedule 4.2	Sellers’ Beneficial and Record Ownership of Shares
Schedule 5.3	Consents and Approvals
Schedule 5.4(a)	Capital Stock
Schedule 5.4(b)	Debt Obligations
Schedule 5.6(a)	Permitted Accounting Practices of AA-BIC
Schedule 5.7(a)	Legal Proceedings
Schedule 5.9(a)	Absence of Certain Changes
Schedule 5.10(a)	Compliance with Applicable Laws
Schedule 5.10(b)	Insurance Licenses and Products
Schedule 5.10(c)	Insurance Company Permits
Schedule 5.11	RMA and TDI Compliance Disputes
Schedule 5.12	Filings
Schedule 5.13(a)	Insurance Agents
Schedule 5.13(b)(i)	Standard Form of Agreement with Agents
Schedule 5.13(b)(ii)	Agent Fees
Schedule 5.13(b)(iii)	Other Agency Agreements
Schedule 5.13(b)(iv)	Agents with Binding Authority
Schedule 5.16(b)	Exceptions to Underwriting Guidelines
Schedule 5.17(i)	Reinsurance and Retrocession Agreements
Schedule 5.17(ii)	Reinsurance Audit Reports
Schedule 5.18(a)	Material Contracts
Schedule 5.18(b)	Certain Company Contracts
Schedule 5.19(a)	Intellectual Property

Schedule 5.19(g)	Employee Restrictive Agreements
Schedule 5.20(a)	Real Property
Schedule 5.20(b)	Leased Real Properties
Schedule 5.21	Encumbrances
Schedule 5.24(f)	Certain Transactions
Schedule 5.25(a)	Benefit Plans
Schedule 5.26(a)	Employees
Schedule 5.28(a)	Related Party Transactions
Schedule 5.31	Insurance Policies
Schedule 5.32	Bank Accounts
Schedule 6.3	Consents and Approvals
Schedule 7.1	Conduct of Business
Schedule 9.1(f)	Contract Employees

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of September 7, 2007, is by and among Samuel R. Scheef, Michael W. Smith, David L. Teague, Teddy D. Etheredge, Carlos E. Johnson and Carroll Leon (each a “Seller,” and collectively “Sellers”), ARMtech, Inc., a Texas corporation (“ARMtech”), ARMtech Holdings, Inc., a Delaware corporation (“ARMtech Holdings”), ARMtech Insurance Services, Inc., a Texas corporation (“ARMIS”), American Agri-Business Insurance Company, a Texas corporation (“AA-BIC”), and Endurance U.S. Holdings Corp., a Delaware corporation (“Buyer”). For purposes of this Agreement, ARMtech, ARMtech Holdings, AA-BIC and ARMIS are sometimes referred to individually as the “Company” and, collectively, the “Companies”.

RECITALS

WHEREAS, Sellers are, collectively, the owners of 119,286 shares (the “ARMtech Shares”) of no par value common stock of ARMtech, which ARMtech Shares constitute all of the issued and outstanding shares of ARMtech’s capital stock; and

WHEREAS, ARMtech is the owner of 100,000 shares (the “ARMtech Holdings Shares”) of common stock, par value $0.01 per share, of ARMtech Holdings, which ARMtech Holdings Shares constitute all of the issued and outstanding shares of ARMtech Holdings’ capital stock;

WHEREAS ARMtech Holdings is the owner of 2,000,000 shares (the “AA-BIC Shares”) of common stock, par value $1.00 per share, of AA-BIC, which AA-BIC Shares constitute all of the issued and outstanding shares of AA-BIC’s capital stock; and

WHEREAS, Samuel R. Scheef is the owner of 100,000 shares (“ARMIS Shares”) of no par value common stock of ARMIS, which ARMIS Shares constitute all of the issued and outstanding shares of ARMIS’s capital stock; and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the ARMtech Shares, the ARMtech Holdings Shares, the AA-BIC Shares and the ARMIS Shares (collectively, the “Shares”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.       Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“2006 Company Financial Statements” means the audited annual combined balance sheet, income statement and statement of cash flows of the Companies, as of and for the year ended December 31, 2006, together with the notes thereto, which are attached as Exhibit A hereto.

“Accountant” means KPMG LLP, or if such accounting firm is not available, an independent certified public accounting firm of national standing and reputation jointly selected and retained by Buyer and Sellers that is not an independent auditor for either Buyer or any Seller and is otherwise neutral and impartial; provided, however, that if Buyer and Sellers are unable to select such other accounting firm within 20 days after the expiration of the Dispute Period, then Buyer and Sellers shall each nominate three (3) independent certified public accounting firms of national standing and reputation and if the same independent certified public accounting firm is among the nominees of Buyer and Sellers, such firm shall be the Accountant, otherwise each party shall eliminate two (2) of the other party’s nominees and an independent certified public accounting firm shall be selected at random from the remaining two (2) nominees. Each party represents and warrants that it has not engaged KPMG LLP to provide auditing services within the last five (5) years and has no current intention to engage KPMG LLP for auditing services.

“Action” means any legal, administrative, arbitration or other similar proceeding, claim, or action.

“Actuarial Standards of Practice” means the actuarial standards of practice established by the Actuarial Standards Board for the actuarial profession in the United States, consistently applied.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with, or has the ability to exercise significant influence over, such Person. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person and the term “significant influence” for the purposes of this definition has the meaning ascribed in Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.

“Agreement” means this Stock Purchase Agreement among Sellers, the Companies and Buyer, as such may hereafter be amended from time to time in accordance with Section 12.2.

“Applicable Law” means any federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree, directive, principle of common law or interpretation of any of the foregoing by a Governmental Authority applicable to a Person or any such Person’s Subsidiaries, properties, assets, officers, directors, employees or agents.

“Audit” has the meaning set forth in Section 5.24(b).

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Benefit Plans” has the meaning set forth in Section 5.25(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 10.2(a).

“Buyer Restricted Period” has the meaning set forth in Section 12.1(f).

“Buyer Tax Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date of the Closing.

“Closing Shareholders’ Equity” has the meaning set forth in Section 2.2(b).

“COBRA” has the meaning set forth in Section 5.25(h).

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Company Confidential Information” has the meaning set forth in Section 5.19(g).

“Company Financial Statements” has the meaning set forth in Section 5.6(b).

“Confidentiality Agreement” means that certain agreement, dated October 24, 2006, between ARMtech and Endurance Reinsurance Corporation of America, an Affiliate of Buyer, with respect to the confidentiality of information about ARMtech and its Subsidiaries, as such agreement may be amended from time to time.

“Consumer Privacy Information” has the meaning set forth in Section 5.18(i).

“Contracts” means all agreements, contracts, binding commitments and binding undertakings, indentures, notes, bonds, loans, instruments, leases, mortgages or other binding arrangements.

“Crop Hail Policies” means contracts of insurance for agricultural production risks, including but not limited to hail and named perils, which are not reinsured by FCIC.

“Current Tax Sharing Agreement” has the meaning set forth in Section 5.24(c).

“Data” has the meaning set forth in Section 5.18(d).

“Dispute Notice” has the meaning set forth in Section 2.3(d)(i).

“Dispute Period” has the meaning set forth in Section 2.3(d)(ii).

“Disputed Items” has the meaning set forth in Section 2.3(d)(i).

“DOJ” means the U.S. Department of Justice.

“Employee” means the employees of the Companies.

“Employee Restrictive Agreements” has the meaning set forth in Section 5.18(g).

“Employee Seller Employment Agreement” has the meaning set forth in Section 9.1(f).

“Employee Sellers” means Samuel R. Scheef, Michael W. Smith, Teddy D. Etheredge and Carlos E. Johnson.

“Encumbrance” means any lien, pledge, security interest, easement or encumbrance of any kind or nature whatsoever, or any agreement to give or grant or permit any of the foregoing.

“Environmental Laws” means any Applicable Law which relates to or otherwise imposes liability or standards of conduct concerning environmental protection, health and safety of persons, discharges, emissions, releases or threatened releases of any noises, odors or Hazardous Materials into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, as amended, the Occupational Safety and Health Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Clean Water Act, as amended, any so-called “Superlien” law, and any other similar federal, state or local law.

“Environmental Permits” means all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.25(f).

“Escrow Agent” has the meaning set forth in Section 3.2(b).

“Escrow Agreement” has the meaning set forth in Section 3.2(b).

“Escrow Amount” has the meaning set forth in Section 3.2(b).

“FCIC” means the Federal Crop Insurance Corporation.

“Federal Crop Insurance Program” means the program of agricultural production insurance established by the Federal Crop Insurance Act, the Agricultural Risk Protection Act of 2000 and all related legislation.

“Final Determination” means (i) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable; (ii) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax law that is binding against the IRS or other Taxing Authority; (iii) any other final settlement with the IRS or other Taxing Authority; or (iv) the expiration of an applicable statute of limitations.

“Final Statement” has the meaning set forth in Section 2.3(d)(ii).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any self-regulatory agency, commissioner or authority.

“Hazardous Material” means any (i) hazardous substance, toxic substance, hazardous waste or pollutant (as such terms are defined by or within the meaning of any Environmental Law), (ii) material or substance which is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, (iii) petroleum, crude oil or fraction thereof, (iv) asbestos-containing material, (v) polychlorinated biphenyls, (vi) lead-based paint or (vii) radioactive material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Insurance Agent” means any or all Persons properly appointed with respect to the Insurance Contracts, and required to be licensed by a Governmental Authority, who submitted to AA-BIC on behalf of an agricultural producer one or more applications for insurance written as part of AA-BIC’s business.

“Insurance Contract” means any insurance policy entered into with a customer whether directly or by reinsurance.

“Intellectual Property” means any and all United States and foreign: (a) Registered Intellectual Property; (b) material trade secrets; (c) business and product names and slogans, unregistered trademarks, service marks, trade names, trade dress, logos, business and product names and slogans and other similar designations of source or origin, any common law rights therein, and any goodwill associated therewith; (d) unregistered copyrights and any common law rights therein; (e) inventions, processes, methods, algorithms, models, discoveries, techniques, designs, formulae, trade secrets and know-how and any confidential information related thereto; (f) computer software (including, without limitation, source code, object code, executables and utilities); (g) datasets, databases and related documentation; and (h) all similar intellectual property rights and tangible embodiments of any of the foregoing (in any media, including electronic media, now known or later developed).

“Interim GAAP Financial Statements” has the meaning set forth in Section 7.15(a).

“Interim Statutory Statements” has the meaning set forth in Section 7.15(a).

“Investigation” means any governmental or regulatory investigation.

“IRS” means the Internal Revenue Service.

“Knowledge” means, as to Sellers, (i) the actual knowledge after reasonable inquiry of Samuel R. Scheef, Michael W. Smith, David L. Teague, Teddy D. Etheredge, Carlos E. Johnson or Carroll Leon with respect to any representation or warranty related to the Sellers or the Companies, and (ii) the actual knowledge without inquiry of Samuel R. Scheef, Michael W. Smith, David L. Teague, Teddy D. Etheredge, Carlos E. Johnson or Carroll Leon with respect to any representation or warranty related to Persons other than the Companies; as to the Companies, (i) the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1 with respect to any representation or warranty related to the Companies and (ii) the actual knowledge without inquiry of the individuals listed on Schedule 1.1 with respect to any representation or warranty related to Persons other than the Companies; and as to Buyer, the actual knowledge after reasonable inquiry of any of the individuals listed on Schedule 1.2.

“Lease” means any lease, leasehold interest, sublease or license, including any amendment with respect thereto, pursuant to which any Company uses or holds any material Leased Real Property.

“Leased Real Property” means the real property leased by any Company, as tenant, together with, to the extent leased by any Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“Liability” means any indebtedness, liability, claim, loss, damage or financial obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

“Licensed Intellectual Property” has the meaning set forth in Section 5.18(a).

“Losses” has the meaning set forth in Section 10.2(a).

“Material Adverse Effect” means, with respect to the Companies, any event, occurrence, fact, circumstance, violation, development, change in or effect on the Companies, that, individually or in the aggregate with any other event, occurrence, fact, circumstance, violation, development, change in or effect on the Companies is, directly or indirectly, materially adverse to the business, assets, liabilities, financial condition, prospects or results of operations of the Companies, taken as a whole.

“Material Contracts” has the meaning set forth in Section 5.17(a).

“MPCI Policies” means contracts of insurance reinsured by FCIC.

“NAIC” means the National Association of Insurance Commissioners.

“Non-Seller Employment Agreement” has the meaning set forth in Section 9.1(f).

“Notice Period” has the meaning set forth in Section 2.3(d)(i).

“Owned Intellectual Property” means all Intellectual Property owned by the Companies.

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all Federal, state, local or foreign laws and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations (including Environmental Permits).

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, a government, any department or agency thereof or any other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and with respect to a taxable period that begins before the Closing Date and ends after the Closing Date the portion of such taxable period that is deemed to end as of the Closing Date.

“Prohibited Transactions” has the meaning set forth in Section 7.13(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Quarterly Period” has the meaning set forth in Section 7.15(a).

“Records” means all of the Companies’ books, records (including all corporate minute books, organizational documents and stock transfer books) and original documents that reasonably pertain to or are reasonably used by the Companies to administer, reflect, monitor, evidence or record information relating to the business or conduct of the Companies and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database system of the Companies, or necessary to comply with any Applicable Law with respect to the business of the Companies.

“Reference Statement” has the meaning set forth in Section 2.3(b)(i).

“Registered Intellectual Property” means any and all United States and foreign:  (a) patents (including, without limitation, design patents, industrial designs and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), and patent disclosures awaiting filing determination; (b) registered trademarks, service marks, Internet domain names, and any goodwill associated therewith; (c) registered copyrights; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Proceeding” means (a) any administrative or regulatory hearing, investigation or review commenced by the filing of or delivery to AA-BIC of a subpoena, written request for public review, notice of charges, formal investigative order or similar document by any U.S. Federal or State regulatory authority or (b) any criminal proceeding in court of law.

“Related Party Transactions” has the meaning set forth in Section 5.28.

“Regulatory Agreements” has the meaning set forth in Section 5.10(d).

“Restricted Business” has the meaning set forth in Section 12.1(b).

“RMA” means the Risk Management Agency, a division of the United States Department of Agriculture responsible for administering the FCIC and the Federal Crop Insurance Program.

“SAP” has the meaning set forth in Section 5.6(a).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Allocation Notice” means a written notice signed by each of the Sellers and delivered to the Buyer at least five Business Days prior to the Closing Date. In the absence of delivery of a valid Seller Allocation Notice to the Buyer within the required time frame, the allocated proportionate benefits and obligations of the Sellers in the Seller Allocation Notice shall be deemed to be the same as the ownership proportions of the Sellers in ARMtech set forth in Schedule 4.2.

“Seller Indemnitee” has the meaning set forth in Section 10.2(c).

“Seller Restricted Period” has the meaning set forth in Section 12.1(b).

“Shareholders’ Equity” means, as of the specified date, Total Assets minus Total Liabilities. The terms “Total Assets” and “Total Liabilities” mean the total assets and total liabilities, respectively, of the Companies, calculated in accordance with GAAP applied on a basis consistent with the Companies’ accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements, eliminating all intercompany balances and transactions between or among the Companies and accounting for the accrual, deferral and recognition of items of income and expense including without limitation administration and overhead and loss adjustment expense in the same manner as the 2006 Company Financial Statements. For the purpose of calculating Closing Shareholders’ Equity, Shareholders’ Equity shall exclude any profit, loss, assets or liabilities accrued, recorded or otherwise applied to Total Assets or Total Liabilities in respect of the 2008 Underwriting Year.

“Shareholders’ Equity Adjustment” has the meaning set forth in Section 2.2(b).

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Statutory Statements” has the meaning set forth in Section 5.6(a).

“Straddle Period” has the meaning set forth in Section 8.1(b).

“Subsidiaries” (or “Subsidiary” as the context may require) shall mean each entity as to which a Person, directly or indirectly, has the power to (i) vote, or to exercise a controlling influence with respect to, 50% or more of the securities of any class of such entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

“Taxes” means (i) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental, alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Entity and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and expenses incurred in connection with the determination, settlement or litigation of any tax liability; (ii) any liability of any Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law) for the payment of amounts of a type described in clause (i) above as a result of being a member of a group of companies that files their Tax Returns on a consolidated, combined, affiliated, unified, or group basis, or as a result of any obligation of such Person under any Tax sharing arrangement or agreement whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of Person), or (iii) any liability of any Person for the payment of amounts with respect to payments of a type described in clauses (i) and (ii) above as a transferee, successor, or payable pursuant to a contractual obligation or otherwise.

“Tax Benefit” means the actual reduction in a party’s Tax liability (or of the affiliated group of which it is a member) resulting from any deductions, credits or offsets against Taxes attributable to liabilities for Taxes for which an indemnity payment is received pursuant to the terms of this Agreement; provided, that any such deductions, credits or offsets will be treated as being used only after all other Tax attributes of the recipient of the indemnity payment (or of the affiliated group of which it is a member) have first been used. For purposes of the preceding sentence, “Tax Benefit” shall include any actual refund in Taxes received by a Person that is directly related to the actual carryforward or a carryback of such losses or the utilization of a Tax credit, other similar item, or depreciation, amortization, or other deduction resulting from an increase in the Tax basis of an asset (determined after taking into account all other Tax attributes of the recipient of the indemnity payment or of the affiliated group of which it is a member), that the indemnified party would not otherwise have taken but for the payment of such losses.

“Tax Claim” has the meaning set forth in Section 8.5(a).

“Tax Claim Notice” has the meaning set forth in Section 8.5(a).

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return (which includes, but is not limited to, federal and state wage reporting, employment and unemployment reports (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042) that are required under Applicable Law to be supplied to any Taxing Authority), claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the Companies.

“Tax Sharing Agreement” means any written agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date between any of the Companies.

“TDI” means the Texas Department of Insurance.

“Threshold Amount” has the meaning set forth in Section 10.2(b).

“Transfer Taxes” has the meaning set forth in Section 8.7.

“Underwriting Profit Adjustment” has the meaning set forth in Section 2.2(c).

“Underwriting Profit Adjustment Statement” has the meaning set forth in Section 2.3(c)(i).

“Underwriting Year” means the period from July 1 of any year through June 30 of the following year, identified by reference to the year containing the months January through June.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1.       Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all interest in and title to the Shares, free and clear of all Encumbrances, for the Purchase Price as set forth in Section 2.2.

Section 2.2.       Purchase Price. The Purchase Price shall be equal to the aggregate of the Base Purchase Price, the Shareholders’ Equity Adjustment and the Underwriting Profit Adjustment, each as defined below (collectively, the “Purchase Price”).

(a)          Base Purchase Price. The base purchase price shall be One Hundred Twenty Million Dollars ($120,000,000) (the “Base Purchase Price”). Payment of the Base Purchase Price shall be made in accordance with Section 2.3(a).

(b)          Shareholders’ Equity Adjustment. The shareholders’ equity adjustment shall be equal to the amount, if any, by which the Shareholders’ Equity as of the close of business on September 30, 2007 (“Closing Shareholders’ Equity”) differs from $24,124,711.00, which is the Shareholders’ Equity set forth in the 2006 Company Financial Statements (the “Shareholders’ Equity Adjustment”). The Shareholders’ Equity Adjustment shall exclude any profit, loss, assets or liabilities accrued, recorded or otherwise applied to Total Assets or Total Liabilities in respect of the 2008 Underwriting Year, including but not limited to premiums, expense reimbursement allowances, agents’ commission expense and losses. The Shareholders’ Equity Adjustment shall be decreased by the amount, if any, that the Companies’ actual operating expenses (determined in accordance with GAAP, applied on a basis consistent with the Companies’ accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements and accounting for the accrual, deferral and recognition of items of income and expense including without limitation administration and overhead and loss adjustment expense in the same manner as the 2006 Company Financial Statements) exceed, in the aggregate and not on a line item basis, the budgeted operating expenses set forth in Schedule 2.2(b) for the period from October 1, 2007 to the date of Closing. In the event the Closing Shareholders’ Equity is less than $24,124,711.00, the Shareholders’ Equity Adjustment shall be negative and shall reduce the amount of the Purchase Price. In the event the Closing Shareholders’ Equity is greater than $24,124,711.00, the Shareholders’ Equity Adjustment shall be positive and shall increase the amount of the Purchase Price. Payment of the Shareholders’ Equity Adjustment shall be made in accordance with Section 2.3(b).

(c)          First Underwriting Profit Adjustment. The underwriting profit adjustment shall be equal to (i) the Companies’ profit share, if any, calculated in the reinsurance settlement with the Companies’ reinsurers for the 2007 Underwriting Year, plus or minus (ii) AA-BIC’s underwriting gain or loss, if any, with respect to its 7.5% retention for the 2007 Underwriting Year, minus (iii) any of AA-BIC’s unrecoverable reinsurance related to the 2007 or prior underwriting years (the “Underwriting Profit Adjustment”). The Underwriting Profit Adjustment (x) shall be determined from the 2007 underwriting gain as set forth on the FCIC Reinsurance Run, a form of which is attached hereto as Exhibit B, (y) shall be calculated using the methodology set forth in Exhibit C, which Sellers represent and warrant to Buyer is the same methodology as employed by the Companies in the calculation of the Companies’ profit share, underwriting gain and unrecoverable reinsurance for the 2006 Underwriting Year and (z) shall exclude any profit share, underwriting gain or loss, unrecoverable reinsurance or other element of profit or loss which is included or otherwise reflected in the determination of the Closing Shareholders’ Equity. In the event the Underwriting Profit Adjustment is less than zero, the Underwriting Profit Adjustment shall reduce the amount of the Purchase Price. In the event the Underwriting Profit Adjustment is greater than zero, the Underwriting Profit Adjustment shall increase the amount of the Purchase Price. Payment of the Underwriting Profit Adjustment shall be made in accordance with Section 2.3(c). In connection with this Section 2.2(c), Buyer shall assign to Sellers the right to recover any amount of AA-BIC’s reinsurance related to the 2007 or prior underwriting years, but solely to the extent such reinsurance is charged against Sellers as unrecoverable and reduces the Underwriting Profit Adjustment.

(d)          Subsequent Underwriting Profit Adjustments. Beginning six months after the first Underwriting Profit Adjustment, and continuing every six months thereafter until the sooner of the final settlement of all claims related to the 2007 Underwriting Year or the expiration of the Escrow Agreement, the Buyer shall prepare, or cause to be prepared, and deliver to Sellers, an updated Underwriting Profit Adjustment Statement and certification statement in substantially the same form and method as that described in Section 2.3(c)(i). In the event the Underwriting Profit Adjustment is less than the Underwriting Profit Adjustment previously paid to the Sellers, the Underwriting Profit Adjustment shall reduce the amount of the Purchase Price. In the event the Underwriting Profit Adjustment is greater than the Underwriting Profit Adjustment previously paid to the Sellers, the Underwriting Profit Adjustment shall increase the amount of the Purchase Price. Payment of the Underwriting Profit Adjustment shall be made in accordance with Section 2.3(c). In connection with this Section 2.2(d), Buyer shall assign to Sellers the right to recover any amount of AA-BIC’s reinsurance related to the 2007 or prior underwriting years, but solely to the extent such reinsurance is charged against Sellers as unrecoverable and reduces the Underwriting Profit Adjustment.

Section 2.3.         Payment of the Purchase Price. (a) Payment at the Closing. At the Closing, Buyer shall pay to Sellers, in accordance with Section 3.2, the Base Purchase Price, allocated among Sellers as specified in the Seller Allocation Notice, less the Escrow Amount set forth in Section 3.2(b) hereof.

(b)          Payment of the Shareholders’ Equity Adjustment. Following the Closing, the Shareholders’ Equity Adjustment shall be determined and payment thereof shall be made by Buyer to Sellers or by Sellers to Buyer, as the case may be, as provided in this Section 2.3(b). Any payments made under Section 2.3(b) shall be by Wire Transfer and, if to or by Sellers, shall be allocated among Sellers in the same proportion as the Purchase Price as specified in the Seller Allocation Notice.

(i)           Not later than 60 days after the Closing Date or such other time as is mutually agreed in writing by Buyer and Sellers, Buyer shall prepare, or cause to be prepared, and deliver to Sellers (A) a statement (the “Reference Statement”) setting forth the Closing Shareholders’ Equity determined in accordance with GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies used in the preparation of the 2006 Company Financial Statements, reflecting a level of detail for items of income and expense and balance sheet amounts comparable to the detail contained in the 2006 Company Financial Statements and accruing, deferring and recognizing items of income and expense including, without limitation, administration and overhead and loss adjustment expense in the same manner as the 2006 Company Financial Statements and (B) a certificate of an authorized officer of Buyer certifying that the calculations used in determining the Closing Shareholders’ Equity and certifying that such calculations are accurate and determined in accordance with the terms set forth in this Section 2.3(b).

(ii)          From and after the delivery of the Reference Statement and the accompanying officer’s certificate pursuant to Section 2.3(b)(i), Buyer shall (A) provide to Sellers and their representatives copies of such work papers, books and records and other documents relating to its and its accountants’ preparation of such documents and the calculation of the Closing Shareholders’ Equity and (B) cooperate in good faith with, and make its and its Affiliates’ employees and facilities reasonably available to, Sellers and their representatives for the purpose of providing such other information as Sellers may reasonably request concerning the Closing Shareholders’ Equity.

(iii)         Payment of the Shareholders’ Equity Adjustment shall be made within ten (10) Business Days after delivery of the Final Statement with respect to the Shareholders’ Equity Adjustment, in accordance with Section 2.3(d).

(c)          Payment of the Underwriting Profit Adjustment. Following the Closing, the Underwriting Profit Adjustment shall be determined and payment thereof shall be made by Buyer to Sellers or by Sellers to Buyer, as the case may be, as provided in this Section 2.3(c). Any payments made under Section 2.3(c) shall be by Wire Transfer and, if to or by Sellers, shall be allocated among Sellers in the same proportion as the Purchase Price as specified on the Seller Allocation Notice.

(i)           Not later than March 15, 2008 and each subsequent September 15th or March 15th until the sooner of the final settlement of all claims related to the 2007 Underwriting Year or the expiration of the Escrow Agreement, or such other time as is mutually agreed in writing by Buyer and Sellers, Buyer shall prepare, or cause to be prepared, and deliver to Sellers (A) a statement setting forth the Underwriting Profit Adjustment determined in accordance with Section 2.2(c) hereof (the “Underwriting Profit Adjustment Statement”) and (B) a certificate of an authorized officer of Buyer certifying that the calculations used in determining the Underwriting Profit Adjustment and certifying that such calculations are accurate and determined in accordance with the terms set forth in Section 2.2(c) hereof.

(ii)          From and after the delivery of each Underwriting Profit Adjustment Statement and the accompanying officer’s certificate pursuant to Section 2.3(c)(i), Buyer shall (A) provide to Sellers and their representatives copies of such work papers, books and records and other documents relating to its and its accountants’ preparation of such documents and the calculation of the respective Underwriting Profit Adjustment and (B) cooperate in good faith with, and make its and its Affiliates’ employees and facilities reasonably available to, Sellers and their representatives for the purpose of providing such other information as Sellers may reasonably request concerning such Underwriting Profit Adjustment.

(iii)         Payment of each Underwriting Profit Adjustment shall be made within ten (10) Business Days after delivery of the Final Statement with respect to the Underwriting Profit Adjustment, in accordance with Section 2.3(d).

(d) Resolution of Purchase Price Adjustment Disputes.

(i)           Within (A) 45 days after their receipt of the Reference Statement and (B) 15 days after their receipt of an Underwriting Profit Adjustment Statement or such other time as is mutually agreed in writing by the parties (“Notice Period”), Sellers shall deliver in writing to Buyer (1) their agreement as to the calculation of the Closing Shareholders’ Equity or the Underwriting Profit Adjustment, as applicable, or (2) (x) their dispute thereof (if any), specifying in reasonable detail the nature of the dispute and Sellers’ proposed Closing Shareholders’ Equity and Underwriting Profit Adjustment, as applicable, (such items in dispute, the “Disputed Items” and such notice of the Disputed Items, the “Dispute Notice”) and (y) a certificate of Sellers certifying that the calculations set forth in the Dispute Notice are accurate and determined in accordance with the terms set forth in this Section 2.3(d).

(ii)          If Sellers fail to deliver to Buyer a Dispute Notice within the applicable Notice Period, the Reference Statement or the Underwriting Profit Adjustment Statement, as the case may be, shall be final and binding on the parties and shall constitute the “Final Statement” with respect to the Shareholders’ Equity Adjustment or the Underwriting Profit Adjustment, as applicable. If Sellers deliver to Buyer a Dispute Notice prior to the expiration of the applicable Notice Period, Sellers and Buyer shall cooperate and shall cause their respective representatives to cooperate with the other parties and their representatives in good faith to seek to promptly resolve the Disputed Items. Any Disputed Items that are agreed to in writing by Sellers and Buyer within 15 days of receipt of the Dispute Notice by Buyer or such other time as is mutually agreed in writing by Sellers and Buyer (the “Dispute Period”) shall be final and binding upon Buyer and Sellers and become part of the applicable Final Statement. If at the end of the Dispute Period, Buyer and Sellers have failed to reach agreement with respect to any Disputed Items, such unresolved Disputed Items shall be submitted within 30 days after the expiration of the Dispute Period to the Accountant for resolution.

(iii)        The Accountant may consider only those Disputed Items which Buyer and Sellers have been unable to resolve within the Dispute Period, and must resolve such Disputed Items in accordance with the terms and provisions of this

Agreement. The Accountant shall deliver to Buyer and Sellers, as promptly as practicable and in any event within 30 days after its appointment, a written report setting forth the resolution of each Disputed Item and the resulting Closing Shareholders’ Equity or Underwriting Profit Adjustment, as applicable, determined in accordance with the terms of this Agreement. The conclusions in such written report shall be final and binding upon Buyer and Sellers and become part of the applicable Final Statement. The 30-day period for delivering the written report may be extended by the mutual written consent of Buyer and Sellers or by the Accountant for up to 30 days for good cause shown. Each of Buyer and Sellers shall bear all of the fees and costs incurred by it or them in connection with the resolution of Disputed Items, and each shall bear 50% of the Accountant’s fees and costs.

(iv)         During the Dispute Period and, if applicable, the time in which the Accountant is reviewing the Disputed Items, each party shall make available (1) to the other party and its representatives its accountants’ work papers, schedules and other supporting data as may be reasonably requested by such party to enable such party to verify the amounts set forth on (x) the Reference Statement and the accompanying certificate delivered pursuant to Section 2.3(b)(i), (y) the Underwriting Profit Adjustment Statement and the accompanying certificate delivered pursuant to Section 2.3(c)(i)and (z) the Dispute Notice and the accompanying certificate delivered pursuant to Section 2.3(d)(i), as applicable, and (2) to the Accountant (if applicable) such work papers, schedules and other supporting data as the Accountant may reasonably request to resolve the Disputed Items submitted to it.

ARTICLE III

THE CLOSING

Section 3.1.       Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall be at 10:00 a.m. local time at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, New York 10019, no later than the fifth Business Day following the date on which all of the conditions set forth in Article IX (other than those conditions designating instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or such other location, date and time as Buyer and Sellers shall agree upon in writing.

Section 3.2.       Payment of Purchase Price; Delivery of Shares; Repayment of Certain Indebtedness; Limitation of Liability. At the Closing:

(a)          Buyer shall deliver to Sellers, according to the purchase price allocation set forth on the Seller Allocation Notice, by Wire Transfer, an aggregate cash amount equal to the Base Purchase Price, less Twenty Million Dollars ($20,000,000.00).

(b)          Buyer shall deliver to the escrow agent mutually agreed by Buyer and Sellers (“Escrow Agent”) Twenty Million Dollars ($20,000,000.00) by Wire Transfer (the “Escrow Amount”) to be held by the Escrow Agent pursuant to and in accordance with the terms of an escrow agreement to be executed substantially in the form attached hereto as Exhibit D (“Escrow Agreement”), which Escrow Agreement shall provide, subject to its other terms and conditions, for (A) fifty percent (50%) of the Escrow Amount to be released on the first Business Day following the second annual anniversary of the Closing Date and the remaining fifty percent (50%) of the Escrow Amount to be released on the first Business Day following the third annual anniversary of the Closing Date, (B) the Escrow Agent to invest the Escrow Amount in a money market account or a mutual fund that consists solely of U.S. Treasury obligations and to disburse to the parties, upon the release of the escrow funds (including the Escrow Amount), any accumulated interest or other income earned or realized thereon in proportion to the amounts deposited in the escrow account and (C) the fees of the Escrow Agent to be borne equally by Buyer (50%) and Sellers (50%) and allocated among Sellers as specified in the Seller Allocation Notice.

(c)          Notwithstanding any provision of this Agreement to the contrary, except as specifically provided in the immediately following sentence, under no circumstances shall any Seller or any shareholder, officer, director or employee of any Company, together with their representatives, heirs or assigns, be held personally liable to Buyer and/or any of its Subsidiaries (including, after the Closing, the Companies), Affiliates, successors or assigns for, nor shall any property of any Seller or any shareholder, officer, director or employee of any Company, other than the Escrow Amount prior to its release to Sellers pursuant to the Escrow Agreement, be subject to any Encumbrance or obligation of any kind with respect to any claim of Buyer and/or any of its Subsidiaries (including, after the Closing, the Companies), Affiliates, successors or assigns under this Agreement. For itself and on behalf of its Subsidiaries (including, after the Closing, the Companies), Affiliates, successors and assigns, Buyer hereby releases, discharges and waives any rights it may have or acquire to enforce any such personal liability or Encumbrance or obligation set forth in this Section 3.2(c); provided, however, that the foregoing limitation of liability and release shall not apply (to the extent such claims or liabilities are ultimately determined to be obligations of Sellers) to: (i) claims of Buyer with respect to fraud or intentional misrepresentation on the part of any Seller; (ii) Tax indemnity claims of Buyer under Article VIII of this Agreement; (iii) Transfer Taxes; (iv) Sellers’ liability under this Agreement for fees of the Escrow Agent, the Accountant, any arbitrator or Sellers’ counsel; (v) claims of Buyer for payment of a negative Shareholders’ Equity Adjustment as determined in accordance with Section 2.2(b); or (vi) claims of Buyer for payment of a negative Underwriting Profit Adjustment as determined in accordance with Section 2.2(c).

(d)          Sellers shall deliver to Buyer certificates representing all of the Shares, which shall be in each case free and clear of all Encumbrances, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps.

Section 3.3. Other Closing Deliveries.

(a)          Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer the following:

(i)           a receipt or receipts signed by Sellers evidencing receipt by Sellers, and payment by Buyer, of the amount set forth in Section 3.2(a);

(ii)          a good standing certificate (or its equivalent) for each of the Companies issued by the Secretary of State of the state in which each such Company is incorporated and each state in which it is qualified to do business as a foreign corporation, dated as of a date within ten (10) Business Days prior to the Closing Date;

(iii)         a good standing certificate (or its equivalent) for AA-BIC, certified by TDI, dated as of a date within ten (10) Business Days prior to the Closing Date;

(iv)         good standing certificates or equivalents with respect to all licenses or authorizations of AA-BIC listed in Schedule 5.10(b), dated as of a date within (30) calendar days prior to the Closing Date;

(v)          Certificates or Articles of Incorporation of each Company, together with all amendments thereto or restatements thereof, certified by the appropriate Governmental Authority, dated as of a date within ten (10) Business Days prior to the Closing Date;

(vi)         the bylaws of each Company, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of the Companies as of the Closing Date;

(vii)       the resignations, effective as of the Closing, of each director of a Company;

(viii)      the certificates required by Section 9.1(a)(iv);

(ix)         the original stock transfer and corporate minute books (or their equivalent) of each Company;

(x)          a non-foreign person affidavit from each Seller certifying that such Seller is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(xi)         a waiver of any claims against the Companies or Buyer with respect to (i) the allocation among Sellers of any amounts payable to Sellers pursuant to Articles II and III of this Agreement and (ii) the allocation among Sellers of any distribution from the Companies prior to the Closing Date;

(xii)       all approvals required to be obtained by Sellers to consummate the transactions contemplated hereby;

(xiii)      an opinion of counsel to Sellers in substantially the form of Exhibit E, addressed to Buyer and dated as of the Closing Date; and

(xiv)      such other documents, instruments or certificates as Buyer may reasonably request.

(b)          Closing Deliveries by the Companies. At the Closing, the Companies shall deliver

(i)           to Buyer, resolutions of the board of directors of each Company, certified by the Secretary or Assistant Secretary of the Company, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby;

(ii)         to Buyer, the certificates required by Section 9.1(b)(iv);

(iii)        to Buyer, an opinion of counsel to the Companies in substantially the form of Exhibit F, addressed to Buyer and dated as of the Closing Date;

(iv)         to Buyer, an opinion of Delaware counsel to ARMtech Holdings’ in substantially the form of Exhibit G, addressed to Buyer and dated as of the Closing Date;

(v)          to Buyer, copies of each of the Employee Seller Employment Agreements and Non-Employee Seller Employment Agreements required by Section 9.1(f);

(vi)         to Sellers, assignments from the Companies to each Seller for each life insurance policy insuring the life of the respective Seller; provided, that the Companies shall have no obligation under such policies as of the Closing Date; and

(vii)       to Buyer, such other documents, instruments or certificates as Buyer may reasonably request.

(c)          Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers the following:

(i)           a receipt or receipts signed by Buyer evidencing receipt by Buyer of the Shares;

(ii)          the certificate required by Section 9.2(a)(iv);

(iii)         all approvals required to be obtained by Buyer to consummate the transactions contemplated hereby;

(iv)         an opinion of LeBoeuf, Lamb, Greene & MacRae LLP, counsel to Buyer, in substantially the form of Exhibit H, addressed to Sellers and dated as of the Closing Date; and

(v)          such other documents, instruments or certificates as Sellers may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer, severally and not jointly, as of the date hereof and as of the Closing Date (except where this Article IV provides that a representation or warranty is made only as of a particular date), as follows:

Section 4.1.       Authority; No Violation. (a) Such Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate, partnership or trust action, as applicable, on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer, the Companies and each other Seller) constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b)          The execution and delivery by such Seller of this Agreement do not, and the consummation by such Seller of the transactions contemplated by this Agreement and compliance with any of the terms or provisions hereof will not, assuming that the consents and approvals referred to in Section 5.3 are duly obtained, result in the creation of any Encumbrance upon any of the Shares owned by such Seller.

Section 4.2.       Ownership of Securities. Such Seller owns beneficially and of record the number of Shares listed next to its name in Schedule 4.2. Such Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares owned by it to Buyer upon the terms and subject to the conditions of this Agreement, free and clear of any Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Shares owned by such Seller, free and clear of any Encumbrances. There are no (i) obligations (whether or not contingent) of such Seller to offer, sell, transfer, vote or otherwise dispose of any capital stock or other security of the Companies convertible into or exchangeable or redeemable for shares of capital stock or any other security of the Companies or (ii) obligations (whether or not contingent) of such Seller to repurchase, redeem or otherwise acquire any shares of Common Stock.

Section 4.3.       No Other Agreements. Neither such Seller nor any of its Affiliates has any Contract, absolute or contingent, with any other Person to sell the capital stock, assets or business of any Company, to effect any merger, consolidation or other reorganization of any Company or to engage in any other business combination transaction involving any Company.

Section 4.4.       Disclosure. The representations and warranties made by such Seller in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances in which they were made.

Section 4.5.       Takeover Statutes. No “moratorium,” “control share acquisition,” “fair price,” “business combination” or other similar anti-takeover law or regulation enacted under Federal or state laws in the United States are applicable to Sellers, the Companies, the Shares or any of the transactions contemplated by this Agreement.

Section 4.6.       No Broker. No broker, finder or similar intermediary has acted for or on behalf of such Seller or any Affiliate of any Seller, or is entitled to any broker’s, finder’s or similar fee or other commission based on arrangements made by such Seller or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies hereby, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date (except where this Article V provides that a representation or warranty is made only as of a particular date), as follows:

Section 5.1.       Organization and Related Matters. Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except in those cases in which any failure to qualify or be licensed has not had and would not reasonably be expected to have a Material Adverse Effect on the Companies. Each Company has previously delivered to Buyer an accurate, current and complete copy of the Certificate or Articles of Incorporation and the bylaws of each Company, in each case as amended to the date of this Agreement. The minute books of each Company (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), which have been made available to Buyer, are accurate, current and complete. The stock certificate books and the stock record books of each Company, which have been made available to Buyer, are accurate, current and complete. No Company is in default under or in violation of any provision of its Certificate or Articles of Incorporation or bylaws.

Section 5.2.       Authority; No Violation. (a) The Companies have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of the Companies, and no other corporate proceedings on the part of the Companies are necessary to approve this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Companies and (assuming the due authorization, execution and delivery of this Agreement by Buyer, the Companies and Sellers, as the case may be) constitutes a valid and binding obligation of the Companies, enforceable against them in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b)          The execution and delivery by the Companies of this Agreement do not and the consummation by the Companies of the transactions contemplated by this Agreement and compliance with any of the terms or provisions hereof will not (i) violate any provision of the certificate or articles of incorporation or bylaws of any Company, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to any Company or any of its respective properties or assets, (B) result in the creation of any Encumbrance (1) upon any of the Shares or (2) upon any of the assets or properties of any Company, or (C) violate, conflict with, result in a breach of any provision of, constitute a default under, or give others any rights of termination, amendment, acceleration, suspension, approval, revocation, cancellation of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Company is a party or by which any Company or any of its respective properties or assets, may be bound or affected, except in the case of this clause (C) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by any Company of any of its obligations hereunder.

Section 5.3.       Consents and Approvals. Except for (i) consents or approvals of the RMA and TDI, (ii) the applicable filings under the HSR Act, (iii) the consents, approvals and filings set forth on Schedule 5.3 and (iv) such other consents, approvals, filings or registrations the failure to make or obtain by Sellers or the Companies would not, individually or in the aggregate, prevent or materially delay the performance by Sellers or the Companies of any of their obligations pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority or third party are necessary in connection with the execution and delivery by Sellers or the Companies of this Agreement.

Section 5.4.       Capital Stock and Indebtedness. (a) The authorized capital stock of ARMtech consists of 1,000,000 shares of common stock, of which 119,286 shares are issued and outstanding and constitute the ARMtech Shares. The authorized capital stock of ARMtech Holdings consists of 100,000 shares of common stock, of which 100,000 shares are issued and outstanding and constitute the ARMtech Holdings Shares. The authorized capital stock of AA-BIC consists of 2,400,000 shares of common stock, of which 2,000,000 shares are issued and outstanding and constitute the AA-BIC Shares. The authorized capital stock of ARMIS consists of 1,000,000 shares of common stock, of which 100,000 shares are issued and outstanding and constitute the ARMIS Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.4(a), there are no (i) outstanding options, warrants, subscriptions, calls, puts, unsatisfied preemptive rights, securities convertible or exchangeable or redeemable for shares of capital stock or other security, or other rights, agreements, arrangements or commitments of any kind relating to the Companies’ capital stock, (ii) obligations (whether or not contingent) of the Companies or any of their Affiliates to offer, issue, sell, transfer, vote or otherwise dispose of any capital stock or other security of the Companies convertible into or exchangeable or redeemable for shares of capital stock or any other security of the Companies, (iii) obligations (whether or not contingent) of the Companies, or any of their Affiliates to repurchase or otherwise acquire any shares of Common Stock,

(iv) bonds, debentures, notes or other indebtedness of the Companies having voting rights (or convertible into securities having voting rights), or (v) shares of capital stock or other equity interests or securities of the Companies reserved for issuance.

(b)          There are no debt obligations of the Companies other than as set forth on Schedule 5.4(b).

Section 5.5.       Subsidiaries. (a) The Companies have no Subsidiaries except for the Companies. There are no corporations, partnerships or other entities in which the Companies own, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

(b)          There are no (i) outstanding options, warrants, subscriptions, calls, puts, unsatisfied preemptive rights, securities convertible or exchangeable or redeemable for shares of capital stock or other security, or other rights, agreements, arrangements or commitments of any kind relating to the Companies’ capital stock, (ii) obligations (whether or not contingent) of any Company or any of its Affiliates to offer, issue, sell, transfer, vote or otherwise dispose of any capital stock or other security of any Company convertible into or exchangeable or redeemable for shares of capital stock or any other security of any Company, (iii) contracts, absolute or contingent with any other Person to sell all or substantially all of the assets or business of any Company to effect any merger, consolidation or other reorganization of any Company or to enter into any agreement with respect thereto, (iv) obligations (whether or not contingent) of any Company, or any of its Affiliates to repurchase, redeem or otherwise acquire the Shares, (v) bonds, debentures, notes or other indebtedness of any Company having voting rights (or convertible into securities having voting rights), or (vi) shares of capital stock or other equity interests or securities of the Companies reserved for issuance.

Section 5.6.       Financial Statements. (a) The Companies have previously delivered to Buyer the following statements (collectively, the “Statutory Statements”): (i) the annual statement of AA-BIC as of and for each of the years ended December 31, 2006, 2005 and 2004, as filed with TDI, and (ii) the quarterly statement of AA-BIC as of and for the quarter ended March 31, 2007, as filed with TDI, together in each case with any exhibits, schedules, amendments, supplements or notes thereto. The Statutory Statements were prepared from the Records of AA-BIC and were filed with TDI on forms prescribed or permitted by TDI. The Statutory Statements were prepared in conformity with statutory accounting principles prescribed or permitted by TDI applied on a consistent basis throughout the periods involved, except as may be stated in the notes thereto or where such accounting practices have been amended, supplemented or otherwise prescribed by TDI (“SAP”). Schedule 5.6(a) sets forth a description of all specifically permitted accounting practices of AA-BIC not in accordance with the NAIC Annual Statement instructions or the NAIC Accounting Practices and Procedures manual. Each of the balance sheets included in the Statutory Statements fairly presents in all material respects the financial position of AA-BIC as of its date and each of the statements of operations included in the Statutory Statements fairly presents in all material respects the results of operations of AA-BIC for the period therein set forth, in each case in accordance with SAP, except that the quarterly Statutory Statements are subject to normal recurring year-end audit adjustments.

(b)          The Companies have previously delivered to Buyer copies of (i) the unaudited combined balance sheet, income statement and statement of cash flows of each of the Companies, as of and for the year ended December 31, 2006, (ii) the audited annual combined balance sheet, income statement and statement of cash flows of the Companies and the Acquired Subsidiaries, as of and for the years ended December 31, 2006, 2005 and 2004 (such financial statements in (i) and (ii) above, together with the notes thereto, being hereinafter collectively referred to as the “Company Financial Statements” and together with the Statutory Statements, the “Financial Statements”). The Company Financial Statements: (x) were prepared using the Records, (y) fairly present in all material respects the combined financial position, the results of operations and the consolidated cash flows of the Companies, as of their respective dates and for the respective periods then ended, except that the unaudited Financial Statements (including any quarterly Financial Statements) do not set forth any footnote disclosures and are subject to normal recurring year-end audit adjustments, and (z) were prepared in conformity with GAAP (except as may be stated in the notes thereto) and applied on a consistent basis during the periods involved.

(c)          There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships related to the business of the Companies with unconsolidated entities or other Persons that have a current or will have a future effect on the Companies’ financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Section 5.7.       Legal Proceedings. (a) Except as set forth on Schedule 5.7(a), there are no pending or, to the Knowledge of the Companies, threatened Actions against and to the Knowledge of the Companies, no pending or threatened Investigations of, the Companies or any of their properties or assets (i) which, if adversely determined, would have a Material Adverse Effect on the Companies, or (ii) challenging the validity or propriety of, or that have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, award or regulatory restriction which regulatory restriction is specific to the Companies, imposed upon the Companies or any of their respective properties or assets which (1) restricts the ability of any Company to conduct its business in the ordinary course of business consistent with past practices or (2) has had or could reasonably be expected to have a Material Adverse Effect on the Companies.

(b)          As of the date of this Agreement, there are no pending Actions or, to the Knowledge of the Companies, threatened material Actions against, and to the Knowledge of the Companies, no pending or threatened Investigations of any current or former officer, director or shareholder of any of the Companies in his capacity as an officer, director or shareholder of any of the Companies.

Section 5.8.       Undisclosed Liabilities. (a) The Companies have no Liabilities of the nature that would be required to be reflected on or disclosed in the notes to a balance sheet prepared in accordance with GAAP, which are in excess of $500,000 individually or which are otherwise material to the Companies except for (i) those Liabilities that are reflected or reserved against on the Financial Statements as of December 31, 2006 (including the notes thereto), (ii) Liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice (none of which is material) and (iii) Liabilities incurred since December 31, 2006 which are payable pursuant to Insurance Contracts issued by AA-BIC in the ordinary course of business consistent with past practice.

(b)          AA-BIC has paid in full or established reserves reflected in the Statutory Statements to the extent required by SAP for all guaranty or other similar state governmental fund assessments required by any Governmental Authority to be paid by them prior to the date of this Agreement. As of the date of this Agreement, except as and to the extent paid prior to December 31, 2006 or reserved against in the Statutory Statements to the extent required by SAP, neither the Companies nor AA-BIC has received written notice of any guaranty fund assessments.

(c)          None of the Companies is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness for borrowed money of the Companies and, to the Knowledge of the Companies, no event or condition exists with respect to any such indebtedness of the Companies that would permit (or that with notice or lapse of time, or both, would permit) one or more Persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. The Companies have not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise), themselves or any of their equity interests, assets or properties, whether now owned or hereafter acquired, to be subject to an Encumbrance.

Section 5.9.       Absence of Certain Changes; No Material Adverse Effect. (a) Except as set forth on Schedule 5.9(a) or as reflected on the 2006 Company Financial Statements, the Companies (i) have conducted their business in the ordinary course of business consistent with past practice, and (ii) have not:

(A)         made any material change in the underwriting, reinsurance, marketing, advertising, pricing, personnel, employment, claim processing and payment, reserving, financial or accounting practices or policies of any Company, except as required by law, GAAP or SAP;

(B)         made any entry into or modified any reinsurance or retrocession agreement or arrangement by any Company other than in the ordinary course of business consistent with past practice;

(C)         issued, sold, pledged or encumbered any capital stock, notes, bonds or other securities of any Company, or any option, warrant or other right to acquire the same;

(D)         redeemed or repurchased any capital stock or declared, made, paid or set aside any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock;

(E)         merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets (other than fixed maturity securities, equity securities, cash and short-term investments) with a value in excess of $100,000.00 individually or $1,000,000.00 in the aggregate;

(F)          entered into any lease (as lessor or lessee), other than renewals and extensions of current leases in the ordinary course of business, consistent with past practice; sold, abandoned or made any other disposition of any of its investments or other assets, properties or business other than in the ordinary course of business, consistent with past practice; granted or suffered any Encumbrance on any of its assets, properties or business other than in the ordinary course of business, consistent with past practice; entered into, amended or terminated any Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject or waived, released, or assigned any right or claim thereunder, except in each case in the ordinary course of business, in a manner consistent with past practice; or entered into or amended any Contract pursuant to which it agrees to indemnify any Person (other than insurance policies or similar instruments written, assumed or reinsured by the Companies in the ordinary course of business consistent with past practice) or any other Contract pursuant to which it agrees or is obligated to refrain from competing with any Person;

(G)         engaged in any transaction with, or entered into any understanding, arrangement or Contract with any Affiliate, any Seller or any Affiliate of a Seller (other than between or among the Companies) that involves the transfer of consideration and that (i) has terms less favorable to the Companies than the Companies could receive from a non-Affiliate or (ii) has or would have a material adverse financial impact on the Companies, other than, in each case pursuant to the Contracts with Affiliates existing on the date of this Agreement (without giving effect to any amendments or restatements);

(H)         made, after the date hereof, any capital expenditure or commitment for any capital expenditure in excess of $100,000.00 individually or $1,000,000.00 in the aggregate;

(I)          incurred indebtedness for money borrowed;

(J)          made any loan, advance or capital contribution to, guaranteed, assumed or endorsed any indebtedness for money borrowed of, or otherwise incurred or become responsible or liable (whether directly, contingently or otherwise) for such indebtedness on behalf of, any Person;

(K)         (i) made or changed any election or method of accounting concerning any Taxes or Tax Returns unless required by GAAP or SAP, (ii) filed any Tax Return or amended Tax Return in a manner that is inconsistent with past practices with respect to any Tax Return (as established on a separate Tax Return basis by the most recently filed of each such Tax Return of which a copy has been provided to Buyer prior to the date hereof); provided, that a copy of any such Tax Return shall first be provided to Buyer at least 20 days prior to filing for Buyer's comments and approval, (iii) settled any Tax Claim or assessment that involves a liability for Taxes or surrender any right to claim a refund or credit of any Taxes, in each case, in an amount in excess of $50,000.00, (iv)

requested or received any rulings or legal determinations with respect to any matter relating to Taxes from a Governmental Authority, or (v) entered into any agreements relating to Taxes with a Governmental Authority, in each case, that could adversely affect Buyer or the Companies for taxable periods (or portions thereof) beginning after the Closing Date;

(L)         generally failed to pay its creditors amounts owed to such creditors when due;

(M)        except as required by Applicable Law or in the ordinary course of business consistent with past practice, (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants, including, without limitation, any increase or change pursuant to any Benefit Plan, or (ii) established or increased or promised to increase any benefits under any Benefit Plan;

(N)         amended, terminated or waived any right of value material to its business, other than with respect to the settlement of insured claims in the ordinary course of business in a manner consistent with past practice;

(O)         revalued any portion of its assets, properties or business;

(P)          increased its reserves for losses (including incurred but not reported losses) and loss adjustment expenses, except in a manner and in amounts consistent with past practice;

(Q)         amended or restated its Articles or Certificate of Incorporation or Bylaws (or other organizational documents);

(R)         terminated, canceled or amended any insurance coverage maintained by the Companies with respect to any material assets of any Company or any material risk which is not replaced by an adequate amount of insurance coverage;

(S)          made any distribution or other delivery of consideration to the Sellers other than as set forth on Schedule 5.28(a);

(T)          other than in the ordinary course of business consistent with past practice, amended, terminated or entered into any other material transaction; or

(U)         agreed, whether in writing or otherwise, to take any of the actions specified in this Section 5.9(a), except as expressly contemplated by this Agreement.

(b)          Since December 31, 2006, to the Knowledge of the Companies, there has been no event or occurrence which has had or which would reasonably be expected to have a Material Adverse Effect on the Companies.

Section 5.10.     Compliance with Law; Permits; Regulatory Matters. (a)Except as set forth on Schedule 5.10(a), the Companies have been since January 1, 2004 and currently are in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 5.10(a), none of the Companies has received any written notice since January 1, 2004 to the effect that they are not in compliance in all material respects with any Applicable Law and, to the Knowledge of the Companies, there are no currently existing circumstances that are likely to result in the Companies being in violation in any material respect of any Applicable Law.

(b)          Schedule 5.10(b) lists the jurisdictions in which AA-BIC is licensed to write insurance policies and the types of insurance and other products that AA-BIC is licensed to write in each such jurisdiction. The Companies have provided to Buyer true and complete copies of all such licenses. Except as set forth on Schedule 5.10(b) or in connection with applications for licenses, or rate or form filings made in the ordinary course of business and consistent with past practice, AA-BIC is not the subject of (i) any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, (ii) pending disciplinary action, (iii) other Regulatory Proceedings or, (iv) to the Knowledge of the Companies, threatened disciplinary action or other Regulatory Proceedings. The state of domicile of AA-BIC is Texas. AA-BIC is not a “commercially domiciled insurer” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than Texas.

(c)          Except as set forth on Schedule 5.10(c), (i) the Companies hold all Permits necessary for the ownership and conduct of the business of the Companies in each of the jurisdictions in which the Companies conduct or operate their business in the manner now conducted, and all such Permits are in full force and effect, with such exceptions which singularly and in the aggregate have not had nor would reasonably be expected to have a Material Adverse Effect on the Companies, (ii) the Companies are, and at all times since January 1, 2004 have been, in compliance in all material respects with the terms of the Permits, (iii) none of the Companies has received, at any time since January 1, 2004, any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure on the part of any Company to comply with, any term or requirement of any material Permit or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Permit, (iv) to the Knowledge of the Companies, no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (1) constitutes or would reasonably be expected to result in, directly or indirectly, a violation of, or a failure to comply in any material respect with, any Applicable Law or any term or requirement of any Permit, or (2) has resulted or would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Permit, and (v) all applications required to have been filed for the renewal of each such material Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to each such material Permit have been duly made on a timely basis with the appropriate Governmental Authority. Subject to the receipt of each of the consents and approvals set forth on Schedules 5.3 and 6.3 and compliance by Sellers and/or Buyer with the HSR Act and the applicable change of control insurance laws, regulations and other requirements of the State of Texas and each other jurisdiction in which one or more of the Companies is either (x) licensed to write insurance policies or (y) licensed to conduct business, the consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation, suspension or nonrenewal of any such material Permit.

(d)          None of the Companies or any of their properties or assets relating thereto is subject to any outstanding order of, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any Governmental Authority that by its terms restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its management or its business (each, a “Regulatory Agreement”), nor has any Company been advised in writing since January 1, 2004 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement.

(e)          All outstanding Insurance Contracts issued by AA-BIC, or which are being issued by AA-BIC as of the date hereof, are in compliance, and at their respective dates of issuance were in compliance, in all material respects with all Applicable Laws and, to the extent required under Applicable Law in all material respects, are on forms approved by the FCIC or the applicable Governmental Authorities or on forms that have been filed and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authorities within the period provided for objection. All forms of Insurance Contracts currently outstanding together with all amendments thereto, are on the forms that have been previously provided to Buyer.

(f)           All premium rates established by AA-BIC that are required to be filed with or approved by any Governmental Authorities have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto in all material respects.

(g)          There are no in force Insurance Contracts of AA-BIC under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profits, participation or voting rights.

(h)          The Company does not have any uncertain tax positions, as that term is defined in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” as interpreted by Financial Accounting Standards Board Interpretation No. 48.

Section 5.11.     Compliance Disputes. Schedule 5.11 sets forth a true and complete listing of all requests by RMA and TDI for additional information regarding MPCI Policies which have not resulted in a final, nonappealable determination by RMA and TDI as of the date of this Agreement regarding whether the MPCI Policies complied with FCIC requirements.

Section 5.12.     Filings. Except as set forth on Schedule 5.12, since January 1, 2004, (i) the Companies have filed all material reports, statements, documents, registrations, filings and submissions required to be filed with any Governmental Authority, and all such reports, statements, documents, registrations, filing and submissions complied in all material respects with Applicable Law in effect when filed, and (ii) no material deficiencies have been asserted in writing by, nor have any material comments been received from, nor any material penalties imposed by, any such Governmental Authorities with respect to such reports, statements, documents, registrations, filings or submissions.

Section 5.13.     Insurance Agents. (a)Schedule 5.13(a) sets forth a list of all Insurance Agents, including their names, addresses, telephone numbers, electronic mail addresses and gross premiums written for or on behalf of Sellers by line of business for each of 2004, 2005 and 2006.

(b)          Schedule 5.13(b)(i) lists the standard form of agreement between the Companies and their agents, managers or brokers in existence on the date hereof. Schedule 5.13(b)(ii) lists the fees (expressed as a percentage of premium) paid to each of the Companies’ agents, managers or brokers for each line of business. Except as set forth on Schedule 5.13(b)(iii), there are no side agreements or other agreements (whether oral or written) between any of the Companies or AA-BIC and their agents, managers or brokers which require the payment of compensation in excess of the amounts payable as set forth on Schedule 5.13(b)(ii). Except as set forth on Schedule 5.13(b)(iv), no such agent has binding authority on behalf of AA-BIC.

(c)          The Companies have provided to Buyer true, complete and correct copies of the Companies’ and AA-BIC’s written procedures designed to provide assurance that agents comply with Applicable Laws. To the Knowledge of the Companies, (i) each Insurance Agent at the time such agent wrote, sold, produced or managed any MPCI Policies or any Crop Hail Policies for AA-BIC, was duly licensed (for the type of business written, sold, produced or managed by such agent) in the particular jurisdiction in which such Insurance Agent wrote, sold, produced or managed such business for AA-BIC; (ii) all compensation paid to each such Insurance Agent in connection with business placed for AA-BIC was paid in accordance with Applicable Law and Permits; and (iii) no such Insurance Agent violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Applicable Law or order applicable to any aspect (including, but not limited to, the marketing, writing, sale, production or management) of AA-BIC’s business.

Section 5.14.     Underwriting and Claims Handling. (a)All benefits claimed by any Person under any Insurance Contract issued by AA-BIC have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Insurance Contract and applicable provisions of state law and the Federal Crop Insurance Program under which they arose, such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the affected company reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.

(b)          The underwriting standards utilized and ratings applied by AA-BIC with respect to Insurance Contracts outstanding as of the date hereof have been previously disclosed to Buyer and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Contracts.

Section 5.15.     Market Conduct. AA-BIC and, to the Knowledge of the Companies, AA-BIC’s agents and representatives, have marketed, sold and issued products of AA-BIC in compliance, in all material respects, with Applicable Laws in the respective jurisdictions in which such products have been sold. All advertising, promotional and sales materials and other marketing practices used by AA-BIC and, to the Knowledge of the Companies, any independent agents and representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with Applicable Laws. Neither the manner in which AA-BIC compensates any Person involved in the sale or servicing of the Insurance Contracts that is not an insurance agent, nor, to the Knowledge of the Companies, the conduct of any such Person, renders such Person an insurance agent under any Applicable Laws, and the manner in which AA-BIC compensates each Person involved in the sale or servicing of the Insurance Contracts is in compliance in all material respects with all Applicable Laws.

Section 5.16.     Insurance Issued by AA-BIC. Except as required by law, since January 1, 2004:

(a)          all insurance claims paid by AA-BIC have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such claims for which AA-BIC has reasonable belief there was a reasonable basis to contest payment; and,

(b)          The Companies have provided Buyer with copies of all underwriting guidelines manuals utilized by the Companies since January 1, 2004. Except as set forth on Schedule 5.16(b), AA-BIC has followed such guidelines in all material respects in the ordinary course of business since January 1, 2004.

Section 5.17.     Reinsurance and Retrocessions. Schedule 5.17(i) sets forth an accurate, current and complete list, as of the date hereof, of (a) all reinsurance and retrocession treaties and agreements in force as of and immediately prior to the date of this Agreement to which any Company is or was a ceding party, (b) any terminated or expired treaty or agreement of any Company under which there remains any outstanding reserves and (c) any treaty or agreement with any Affiliate of any Company, and for each such treaty or agreement described in (a), (b) or (c), the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date. All such treaties or agreements set forth on Schedule 5.17(i) are in full force and effect to the respective dates noted on the Schedule, and no Company is in default in any material respect as to any material provision of any reinsurance or retrocession treaty or agreement. No such treaty or agreement contains any provision providing that the other party thereto may terminate or otherwise modify such treaty or agreement by reason of the transactions contemplated by this Agreement; no such treaty or agreement contains any provision which by its own terms would result in a modification in the operation of the treaty or agreement by reason of the transactions contemplated by this Agreement. The Companies and Sellers have no Knowledge that the amounts due or coming due in the future under each such treaty or agreements will not be collectible in full in the ordinary course. Except as set forth on Schedule 5.17(i), AA-BIC is entitled to take full credit in its statutory financial statements pursuant to Applicable Laws for all reinsurance and coinsurance ceded pursuant to any reinsurance or coinsurance treaty or agreement to which AA-BIC is a party. Schedule 5.17(ii) sets forth a list of each reinsurance audit report issued in connection with AA-BIC since January 1, 2004.

Section 5.18.     Material Contracts. (a) Schedule 5.18(a) sets forth an accurate, current and complete list, as of the date hereof, of all Contracts to which each Company is a party (excluding Insurance Contracts, reinsurance agreements or similar instruments written, assumed or reinsured by any Company in the ordinary course of business in a manner consistent with past practice) or by which any of their assets are bound which contain obligations of the Companies in excess of $100,000.00 or are otherwise material to the business of the Companies, taken as a whole (collectively, the “Material Contracts”). Each of the Material Contracts is a legal, valid and binding obligation of the applicable Company enforceable against such Company and, to the Knowledge of the Companies, against the other parties thereto, in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally and by general principles of equity. The Companies have provided Buyer with complete and accurate copies of all written Material Contracts and with a reasonably detailed written description of all oral Material Contracts. None of the Companies has received written notice of a cancellation of or an intent to cancel any Material Contract. There exists no breach or event of default related to any Material Contract on the part of the Companies or, to the Knowledge of the Companies and Sellers, on the part of any other party to any Material Contract.

(b)          Except as set forth on Schedule 5.18(b), as of the date hereof, none of the Companies is a party to any Contract (i) containing provisions giving others any rights of termination, amendment, acceleration, suspension, approval, revocation, or cancellation, requiring any notice, consent, approval or waiver, or resulting in the creation or continuance of any encumbrance on any of the assets or properties of any of the Companies, in each case in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) containing covenants limiting the freedom of any Company to engage in any line of business in any geographic area or to compete with any Person or to incur indebtedness for borrowed money; (iii) containing provisions providing for the indemnification by any Company of any Person in an amount that is reasonably likely to be material to the Companies, taken as a whole (except Insurance Contracts or similar instruments written, assumed or reinsured by any Company in the ordinary course of business in a manner consistent with past practice); (iv) with employees relating to their employment with any Company; (v) forming joint ventures; (vi) under which any Company has guaranteed the obligations of any Person (excluding Insurance Contracts or similar instruments written, assumed or reinsured by any Company in the ordinary course of business in a manner consistent with past practice); or (vii) with any Governmental Authority affecting the business of any Company and not made in the ordinary course of business.

Section 5.19.     Technology and Intellectual Property. (a) Schedule 5.19(a) lists (i) all Registered Intellectual Property owned by the Companies (including registration number and jurisdiction), (ii) all material Owned Intellectual Property other than Registered Intellectual Property, and (iii) all Intellectual Property used in or necessary for the conduct of the businesses of the Companies as currently conducted (the “Licensed Intellectual Property”). Other than as set forth on Schedule 5.19(a), the Companies own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances. The Companies own or have valid and enforceable licenses, agreements or rights (through non-assertion, settlement or similar agreements or otherwise), which are in full force and effect, to use all Licensed Intellectual Property.

(b)          There are no material agreements or arrangements pursuant to which (i) the Companies have licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Owned Intellectual Property or (ii) the Companies permit any Person to use any Intellectual Property that is not Owned Intellectual Property. None of the Companies has entered into an agreement to indemnify any party against a charge of infringement arising out of the authorized use of the Owned Intellectual Property.

(c)          All Licensed Intellectual Property that is licensed from or to another Person by the Companies is being used substantially in accordance with the applicable license, agreement or arrangement to which the Companies are a party.

(d)          The Companies own or have the right to use all of the data, files, input, materials, reports, forms and records used and necessary to carry on the business of the Companies (collectively, the “Data”) free and clear of any Encumbrances.

(e)          No claim or demand of any Person has been made to the Companies, nor is there any proceeding that is pending which (i) challenges the rights of any Company in respect of any Intellectual Property or (ii) asserts that any Company is infringing or otherwise in conflict with any Intellectual Property.

(f)           The Owned Intellectual Property and the conduct of the business of the Companies as currently conducted, including the use of any Intellectual Property used in or necessary to the conduct of the business of the Companies as currently conducted, do not materially infringe the rights of any other Person, including the rights in respect of any Intellectual Property owned by any other Person. No use of any Intellectual Property Right by the Companies requires any payment for the use of such Intellectual Property right (except for the payment of computer licensing fees or fees required for maintaining or renewing Owned Intellectual Property).

(g)          The Companies have taken all steps they reasonably believe appropriate to protect and preserve the confidentiality of trade secrets or other confidential information and proprietary know-how, ideas and information used or necessary for any business of the Companies (“Company Confidential Information”). Schedule 5.19(g) sets forth a complete and accurate list of Contracts in effect as of the date hereof in which current or, to the Knowledge of the Companies, former employees of the Companies have agreed not to disclose confidential or proprietary information relating to the business of the Companies or have agreed not to compete in such business with the Companies (collectively, the “Employee Restrictive Agreements”). To the Knowledge of the Companies, (i) no such current or former employee of the Companies has breached or violated any of the Employee Restrictive Agreements, (ii) there has been no breach of any Company Confidential Information by any other Person, (iii) all use, disclosure or appropriation of confidential information of a third party has been pursuant to the terms of a written agreement between the Companies, on the one hand, and such third party, on the other hand, or is otherwise lawful and (iv) all use, disclosure or appropriation of confidential information of a third party by the Companies has not violated the rights of any Person.

(h)          The Companies have established and are in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary Data. The Companies have not suffered a material security breach with respect to their data or systems, and none of the Companies has notified (i) consumers of any information security breach or (ii) employees of a security breach involving such employees’ confidential information.

(i)           The Companies are in compliance in all material respects with all Applicable Laws, and have established and are in compliance with their own written privacy policies, in each case, applicable to its collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders, customers, consumers or benefits recipients (“Consumer Privacy Information”). As of the date hereof, the Companies are not prohibited by any Applicable Law concerning privacy or their own written privacy policies from providing Buyer with the Consumer Privacy Information that has been, or will be, provided to Buyer, on or after the date hereof, in connection with the transactions and provision of services contemplated hereby.

(j)           All contracts, leases, licenses, agreements, arrangements, commitments, instruments and undertakings related to Intellectual Property and Data that are used in or necessary for the conduct of the businesses of the Companies as currently conducted will be capable of being used by Companies upon and after the Closing, without the consent, approval, waiver or authorization of any other party thereto or any third party, and such use will not constitute a breach thereof or a violation of Applicable Law nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

Section 5.20.     Real Property. (a) Schedule 5.20(a) sets forth a true and complete listing, as of the date hereof, of all real property owned by the Companies. Except as set forth on Schedule 5.20(a), the Companies have good and valid title to all real property in which they own or have ever owned any direct, indirect or beneficial interest, free and clear of all Encumbrances.

(b)          Schedule 5.20(b) sets forth a true and complete listing, as of the date hereof, of all real estate Leases to which any Company is a party and setting forth the address, the name of landlord, the name of the tenant, the rent, the term, the entity in possession of any sublease, the amount of security deposit, if any, whether the real property is used exclusively by the Companies or is shared with other businesses operated by any Seller or any Affiliates of any Seller for each Lease. The Companies have delivered to Buyer correct and complete copies of the Leases (as amended or supplemented). Each Lease is legal, valid, binding, in full force and effect, has not been modified or amended, and enforceable in accordance with its respective terms against the Companies or their Affiliates party thereto and, to the Knowledge of the Companies, against the other parties thereto. None of the Companies has given or received any notification that disputes the computation of rents or charges payable pursuant to the Leases and there are no pending unresolved material disputes with any landlord under the Leases.

(c)          There are no subtenants occupying any portion of the Leased Real Properties, and except for the Companies, no other person or entity has any right to occupy or possess any portion of the Leased Real Properties. None of the Companies’ interest in any of the Leased Real Properties have been pledged, assigned, hypothecated, mortgaged, or otherwise encumbered in any manner.

(d)          No construction, alteration, decoration or other work due to be performed by the Companies and/or any landlord pursuant to any Lease, remains to be performed thereunder and all construction allowances to be paid to any Company or any other sums to be paid to outside contractors or other third parties for work performed at any of the Leased Real Properties has been paid in full.

(e)          None of the Companies has vacated or abandoned any of the Leased Real Properties, or given notice of its intent to do the same. None of the Companies has the right or option to purchase or otherwise acquire any of the Leased Real Properties. None of the Companies has given notice to any landlord indicating that it will or will not exercise any extension or renewal option, or any right or option to purchase any of the Leased Real Properties or any portion thereof.

Section 5.21.     Title to Assets. The Companies have good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected on the Companies’ combined balance sheet included in the 2006 Company Financial Statements or acquired in the ordinary course of business since December 31, 2006 which would have been required to be reflected on such balance sheet if acquired on or prior to December 31, 2006, other than assets which have been disposed of in the ordinary course of business. Other than investment portfolio assets, which are not subject to any Encumbrances, none of such assets having a value in excess of $100,000.00 subject to any Encumbrance, except for Encumbrances set forth on Schedule 5.21 or reflected in the 2006 Company Financial Statements.

Section 5.22.     Sufficiency of Assets. The assets owned or leased by the Companies are sufficient in all material respects for the operation of the businesses of the Companies as currently conducted (including all books, records, computers and computer programs and data processing systems).

Section 5.23.     Reserves. The loss (including incurred but not reported loss) and loss adjustment expense reserves of the Companies reflected on the combined balance sheets as of and for the periods ended December 31, 2006 and March 31, 2007 included in the Statutory Statements and the 2006 Company Financial Statements have been booked consistent with past practices of the Companies and, (i) have been prepared in accordance with SAP or GAAP, as applicable, (ii) were determined in accordance with Actuarial Standards of Practice consistently applied and (iii) are fairly stated in accordance with sound actuarial principles.

Section 5.24. Taxes.

(a)          All (i) Tax Returns required to have been filed by, or with respect to the Companies have been filed on a timely basis within the time and manner prescribed by Applicable Law and (ii) Taxes (including, without limitation, any Taxes the Companies have been required to withhold with respect to payments made to employees, service providers, policyholders, shareholders and other third parties) shown to be due on such Tax Returns or otherwise due have been paid within the time and manner required by Applicable Law.  All such Tax Returns were and continue to be true, correct and complete in all material respects and the Companies (either on a stand-alone or consolidated basis as required by GAAP) has made due and sufficient accruals for any and all unpaid Taxes on their respective Financial Statements.  There are no Encumbrances on the Shares of any of the Companies or on any of the assets of any of the Companies (other than for Taxes that are not due and payable as of the date hereof for which a sufficient reserve has been accrued for on the Financial Statements).

(b)          (i) No Federal, state, local or foreign audit or other administrative proceeding or court proceeding (each an “Audit”) exists, has been initiated, is pending or is threatened with regard to Taxes or Tax Returns (including, without limitation, the amount of any Tax item shown on such Tax Returns) of or relating to the Companies; (ii) there are no written proposed reassessments or other proposals received from a Governmental Authority that could increase the amount of any Tax to which the Companies could be subject to after the Closing Date; (iii) with respect to each Company, no claim has ever been made by a Governmental Authority in a jurisdiction where a Company (or a Seller with respect to a Company) does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction and none of the Companies have been or are subject to Tax in a jurisdiction other than the United States (or any state or locality that comprises the United States of America); (iv) none of the Companies (or Sellers with respect to the Companies) have submitted a request for a ruling from a Governmental Authority relating to Taxes that has not been granted or have proposed to enter into an agreement with a Governmental Authority relating to Taxes that is currently pending, in each case, that could adversely affect the Companies or Buyer after the Closing Date; and (v) the Companies have not requested an extension of time within which to file any Tax Return in respect of any taxable year which has subsequently not been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Companies has been given by or on behalf of any of the Companies.

(c)          Since July 2003, (i) none of the Companies has been a member of an Affiliated Group other than the current Affiliated Group that includes ARMtech Holdings as a common parent; (ii) except for the agreement entered into by ARMtech Holdings and AA-BIC that provides for the allocation and payment of Taxes between such parties that is dated as of March 2004 and a copy of which Sellers have provided to Buyer as of the date hereof (the “Current Tax Sharing Agreement”), none of the Companies has granted, is a party to, is bound by, is subject to and has no obligation under, any (A) Tax sharing or allocation agreement, (B) other agreement which provides an indemnification for Taxes, or (C) power of attorney with respect to any matter relating to Taxes and (iii) none of the Companies is liable for any Taxes of another person as a successor, transferee, by indemnity or otherwise.

(d)          Except as required by Applicable Law, since December 31, 2006, none of the Companies (or Sellers with respect to the Companies) have: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax Claim or assessment, (D) received or filed a request for a ruling relating to Taxes issued by a Governmental Authority or entered into any agreement with a Governmental Authority relating to Taxes or (E) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would materially affect the Taxes or any Tax attributes of such Company following the Closing Date.

(e)          The Companies have delivered or made available to Buyer correct and complete copies of all (i) Tax Returns filed by or including the Companies, (ii) all Tax reports, memoranda, work papers and analyses provided to or performed by or at the request of the Companies or Sellers with respect to Taxes of the Companies, Tax matters and positions regarding Taxes of the Companies and (iii) all examination reports and other relevant written materials with respect to Audits (whether proposed, threatened, pending or concluded) related to the three taxable years ending prior to the Closing Date.

(f)           Except as set forth on Schedule 5.24(f), none of the Companies has engaged in any transaction or agreement (including without limitation, an installment sale) prior to the Closing Date which could result in the recognition of a material amount of income or gain by the Companies in any period ending after the Closing Date.

(g)          The deductibility of interest paid by any of the Companies on debt obligations is not limited in any manner by Section 279 or 163 of the Code.

(h)          None of the Companies (nor any Seller with respect to the Companies) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(i)           None of the Companies has a deferred intercompany gain (as described in Section 1.1502-13 of the Treasury Regulations) or an “excess loss account” (as defined in Treasury Regulation Section 1502-19) in respect of the stock of any Subsidiary.

(j)           Within the meaning of Section 355 of the Code, none of the Companies was a “distributing corporation” in a transaction intended to be governed by Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(k)          None of the Insurance Contracts is a “specified insurance contract” under Internal Revenue Code Section 848 and none of the Companies has issued, assumed, modified, exchanged, administered, marketed or sold any policies, annuities or other contracts or plans that are subject to or otherwise intended to qualify under Sections 72, 101, 130, 401, 403, 408, 457, 817, 817A, 7702 and 7702A of the Code.

(l)           Tax reserves for AA-BIC have and are computed and maintained in the manner required under Sections 832 and 846 of the Code and any other applicable tax provision.

(m)         Since the date of its formation and through the Closing Date, (i) each of ARMtech and ARMIS has, at all times, been an “S Corporation” as that term is defined pursuant to Section 1361(a) of the Code and each such Company properly elected in the manner and within the time required by Applicable Law to be treated as such.

Section 5.25.     Employee Matters. (a) Schedule 5.25(a) contains a complete and accurate list of each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and each bonus, pension, profit sharing, incentive compensation, deferred compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, disability, death benefit, hospitalization, medical or other welfare benefit, employment, severance, termination, retention, change-of-control, equity-based performance or other employee or retiree benefit or compensation plan or arrangement, written or unwritten, in each case maintained, sponsored or established by, or contributed to (or for which there is an obligation to contribute to) by the Companies or any of their Affiliates for any of their employees or former employees (collectively, “Benefit Plans”).

(b)          The Companies have made available to Buyer true, complete and correct copies of (i) the plan document for each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof) and all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required by Applicable Law), (iii) all material employee communications with respect to each Benefit Plan, (iv) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such summary plan description and summary of material modifications is required, (v) each trust agreement, group annuity contract, administrative services, consulting, investment or other agreement relating to any Benefit Plan, (vi) the most recent determination letter received from the IRS, if any, with respect to each Benefit Plan that is intended to be a “qualified” plan under Sections 401(a) and 501(a) of the Code, and (vii) the most recently prepared actuarial valuation report and audited financial statements in connection with each Benefit Plan for which an actuarial valuation report or audited financial statements were required to be prepared under Applicable Law.

(c)          Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code either (i) has received a favorable determination letter (where such determination letter is permissible under Section 19.01 of IRS Rev Proc 2005-16) from the IRS as to its qualification under the Code and to the effect that each related trust is exempt from taxation under Section 501(a) of the Code and covering all tax Law changes pursuant to the Benefit Plan’s applicable Cumulative List as identified in IRS Rev Proc 2005-66 or (ii) has applied or will apply for such favorable determination letter within the remedial amendment period under Section 401(b) of the Code and no event has occurred since the date of such determination letter, and no condition exists, that will adversely affect such qualification or tax-exempt status.

(d)          All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each of the Benefit Plans and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due have been paid to each such Benefit Plan or accrued properly on the date of the most recent financial statements of the Companies and their Affiliates.

(e)          Each Benefit Plan has been operated and administered in accordance with its terms and with all applicable provisions of ERISA, the Code and all other Applicable Laws. No Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to any Benefit Plan under any IRS or Department of Labor program. There is no pending or, to the Knowledge of the Companies, threatened legal action, suit or claim or arbitration relating to the Benefit Plans (other than routine claims for benefits) and no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit relating to the Benefit Plans that would reasonably be expected to result in a liability of the Companies to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, a Benefit Plan or a participant in a Benefit Plan or any other person.

(f)           With respect to the Companies, their Affiliates or any entity that is considered one employer with any Company under Section 4001(b) of ERISA or Section 414 of the Code (an “ERISA Affiliate”), there does not exist, nor do any circumstances exist that would reasonably be expected to result in, a liability, at or after the Closing Date, of any Company or any of its Affiliates or ERISA Affiliates (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (ii) under Section 302, 4062, 4063, 4064, 4068 or 4069 of ERISA, (iii) under Section 412(n) or 4971 of the Code, and (iv) for a violation of the continuation coverage requirements of Sections 601 et seq. of ERISA, Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code. No Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA), had, as of the respective last annual valuation date for each such Benefit Plan, an “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA) or an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. No such Benefit Plan or trusts created thereunder has been terminated, nor has there been any “reportable event” (as defined in Section 4043 of ERISA) with respect to such Benefit Plan during the last five years and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. No Benefit Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA or a “multiple employer plan,” under Section 4063 of ERISA, and the Companies do not contribute to and has never contributed to, or had any liability with respect to, a multiemployer plan.

(g)          Neither the Companies, nor any of their Affiliates, nor any ERISA Affiliate, or any director or officer of any Company or any of its Affiliates, any of the Benefit Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Companies, any of its Affiliates, an ERISA Affiliate, or any director or officer of any Company or any of its Affiliates to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA.

(h)          With respect to any Benefit Plan that is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, (i) except for the continuation coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA”) or similar federal, state or local law, none of the Companies has any liability or potential liability for benefits to any employees following the termination of employment or retirement under such Benefit Plans, and (ii) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without liability to the Companies and its Affiliates on or at any time after the Closing Date. No written or oral representations have been made to any current or former employee of any Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA or similar federal, state or local law).

(i)           The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to, or in respect of, or accrued on behalf of any current or former employee or any director or officer of any Company, or entitle any such current or former employee, director or officer to any severance or similar compensation or benefits.

(j)           Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code, IRS Notice 2005-1 and the proposed regulations promulgated under Section 409A of the Code. No Benefit Plan that is a “nonqualified deferred compensation plan” that is not subject to Section 409A of the Code has been materially modified (as determined under IRS Notice 2005-1) after October 3, 2004.

(k)          No amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to any Company could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any additional payment from any Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

Section 5.26.     Collective Bargaining; Labor Matters; Compliance. (a) Schedule 5.26(a) lists each Employee and his or her title and current salary.

(b)          No general work stoppage or other significant labor dispute with respect to any Company, is pending or, to the Knowledge of the Companies, threatened, and no petition for certification of a collective bargaining agent is pending or, to the Knowledge of the Companies, threatened with respect to the business of any Company. No Employees are covered by a collective bargaining agreement. Each Company has complied in all material respects with all Applicable Laws relating to the employment of labor.

(c)          None of the Companies has received (i) notice of any currently pending charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor or immigration laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any Applicable Law governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Knowledge of the Companies, there is no charge, complaint, investigation, lawsuit or other proceeding of the type described in clauses (i), (ii), or (iii) of the immediately preceding sentence pending or in progress, whether the Companies received notice of the same before.

(d)          Each Company is and has been in compliance in all material respects with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or local law relating to plant closings and layoffs.

(e)          To the Knowledge of the Companies, no current or former employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the right of any such employee to be employed by any Company.

(f)           The Companies have no Knowledge that any current Employee with the title of Vice President or higher who is employed by any Company intends to terminate his or her employment.

Section 5.27.     Internal Controls and Procedures. (a) Each Company maintains accurate Records reflecting its assets and liabilities and maintains adequate internal accounting controls that are consistent with sound business practices applicable to a non-publicly traded company of similar type, size and scope. Such Records are maintained to provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation and certification of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and procedures are implemented to effect the collection thereof, in the cases of (i) through (v), consistent with sound business practices applicable to a non-publicly traded company of similar type, size and scope.

(b)          No director, officer or other individual has since January 1, 2004, received or been under a duty to report (including any self reporting obligation) any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Company has engaged in questionable accounting, reserving or auditing practices.

Section 5.28.     Transactions with Certain Persons. (a) Excluding compensation and dividends or other distributions of earnings completed prior to December 31, 2006 and reflected in the 2006 Company Financial Statements, Schedule 5.28(a) contains an accurate, current and complete list of all Contracts, transfers of assets or liabilities, provision of goods or services or other binding commitments or transactions (whether or not reduced to writing) and whether or not entered into in the ordinary course of business consistent with past practice and custom between any Company and any of the following Persons: (i) Sellers; and (ii) any Person related by blood or marriage to any Seller (such transactions, “Related Party Transactions”). Schedule 5.28(a) contains a complete and correct list of all amounts paid in 2006 or 2007 in Related Party Transactions, including amounts paid since December 31, 2006 and amounts expected to be paid prior to the Closing, and all amounts due and owing under any Related Party Transactions.

(b)           (i) All Related Party Transactions have been entered into and performed on arm’s length terms and in the ordinary course of business consistent with past practice and custom and in compliance with all applicable transfer pricing, disclosure, reporting and other related requirements and (ii) all Related Party Transactions have been incurred in the ordinary course of business consistent with past practice and custom.

Section 5.29.     Investment Company. None of the Companies is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 5.30.     Environmental Laws. To the Knowledge of the Companies, (i) each Company is in compliance with all applicable Environmental Laws, and possesses and is in compliance with all Environmental Permits required under such laws for the conduct of its business and operations, (ii) there are no past, present or future events, conditions, circumstances, practices, plans or legal requirements that would prevent any Company from, or increase the burden on any Company in, complying with applicable Environmental Laws or obtaining, renewing or complying with all Environmental Permits required under such laws for the conduct of its business and operations, (iii) none of the Companies has received any claims or notices alleging liability relating to any Environmental Laws, and (iv) there are and have been no conditions at any property owned, operated or otherwise used by any Company now or in the past, or at any other location, that would give rise to liability of any Company under any Environmental Law.

Section 5.31.     Insurance Coverage. Schedule 5.31 sets forth an accurate, current and complete list of all insurance policies relating to the assets, properties, business, operations, employees, officers or directors of the Companies. The Companies have provided to Buyer true and complete copies of all such insurance policies. Schedule 5.31 also describes each pending claim under any of such policies and sets forth the aggregate amounts paid out since January 1, 2004 under each such policy through the date hereof. Such policies are valid and binding in accordance with their terms and are in full force and effect and insure against risks and liabilities customary for the business in which the Companies are engaged. Except as set forth on

Schedule 5.31, none of the Companies has received a notice of cancellation or nonrenewal of any such policy and, to the Knowledge of the Companies, no state of facts exists which might form the basis for termination of any such policy. Except as set forth on Schedule 5.31, the Companies have made or will make provision for insurance coverage consistent with current practices through the Closing Date. None of the Insurance Contracts for the benefit of the Companies is in default, and none of the Companies has failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies so as to jeopardize full recovery under such policies. The Companies have paid or will pay all premiums payable for periods through the Closing Date with respect to such Insurance Contracts and will assign the life insurance policies insuring the lives of Sellers as set forth on Schedule 5.31 to each respective Seller at Closing; provided, that the Companies shall have no obligation under such policies as of the Closing Date.

Section 5.32.     Bank Accounts. Schedule 5.32 sets forth a complete and accurate list of bank accounts and investment accounts maintained by the Companies, including the name of each bank or other institution, account numbers and a list of signatories to such account.

Section 5.33.     Ratings. As of the date hereof, (i) the financial strength or claims-paying ability of AA-BIC is rated B++ by A.M. Best Company, Inc.; and (ii) A.M. Best Company, Inc. has not announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of AA-BIC. As of the date hereof, no other nationally recognized rating agency rates the financial strength, debt obligations or claims-paying ability of the Companies.

Section 5.34.     Disclosure. The representations and warranties made by the Companies in this Agreement do not contain any statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances in which they were made.

Section 5.35.     No Broker. No broker, finder or similar intermediary has acted for or on behalf of any Company or its Affiliate, or is entitled to any broker’s, finder’s or similar fee or other commission based on arrangements made by any Company or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date (except where this Article VI provides that a representation or warranty is made only as of a particular date), as follows:

Section 6.1.       Organization and Related Matters. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 6.2.       Authority; No Violation. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Sellers and the Companies) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b)          Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (A) violate in any respect any Applicable Law with respect to Buyer, or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations hereunder.

Section 6.3.       Consents and Approvals. Except for (i) the consents, approvals, filings and registrations described in Section 6.3 and set forth on Schedule 6.3 and (ii) such other consents, approvals, filings or registrations the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

Section 6.4.       Legal Proceedings. Buyer is not a party to any, and there are no pending or, to the Knowledge of Buyer, threatened Actions against or to the Knowledge of Buyer, pending or threatened Investigations of Buyer or its properties or assets or challenging the validity or propriety of, or that have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Buyer or any of its properties or assets which has prevented or delayed or could reasonably be expected to prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement.

Section 6.5.       Investment Intent of Buyer. The Shares will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

Section 6.6.       Investment Company. Buyer is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 6.7.       Brokers. Other than Buyer’s financial advisor, no broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker’s, finder’s or similar fee or other commission based on arrangements made by Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 6.8       Financing. Buyer has, and at the Closing Date will have, cash available or existing borrowing facilities, which together are sufficient to enable it to consummate the transactions contemplated hereby.

ARTICLE VII

COVENANTS

Section 7.1.       Conduct of Business. (a) Except as set forth on Schedule 7.1, as otherwise contemplated or permitted by this Agreement, or as consented to in writing by Buyer during the period from the date of this Agreement through the Closing Date, the Companies shall

(i)           conduct their business in the ordinary course of business consistent with past practice;

(ii)          not take any of the actions referred to in Sections 5.9(a)(ii)(A) through 5.9(a)(ii)(T); and

(iii)        use commercially reasonable efforts to (A) preserve substantially intact their present business organization, (B) perform in all material respects all of their obligations under all Contracts relating to or affecting their assets or its business, (C) maintain their Records in the usual manner consistent with past practice, and (D) comply in all material respects with all Applicable Laws.

(b)          During the period from the date of this Agreement through the Closing Date, the Companies shall not take any actions for the purpose or intent of breaching any representations and warranties contained in Article V hereof. During the period from the date of this Agreement through the Closing Date, the Companies shall consult in good faith with members of Buyer’s management: (i) with respect to significant developments, transactions and decisions involving the operations of the Companies not prohibited under this Agreement, and (ii) with respect to the development and implementation of business strategies.

Section 7.2.       Announcements. Neither Sellers, nor the Companies, nor Buyer, nor any of their respective Affiliates, shall publicly disclose the execution, delivery or contents of this Agreement other than (i) with the prior written consent of the other parties hereto, or (ii) as required by any Applicable Law or the applicable rules of any stock exchange upon prior notice to the other parties hereto and an opportunity by such other parties to review and comment on the form and substance of such disclosure.

(a)          Buyer, the Companies and Sellers shall agree with each other as to the form, timing and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form, timing and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit a party, following notification to the other parties, from making any disclosure which its counsel determines to be required by any Applicable Law or the applicable rules of any stock exchange.

Section 7.3.       Confidentiality. (a) Each party acknowledges that the success of the transactions contemplated hereby and of the continuing business of each such party and its Affiliates from and after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the other parties and their respective Affiliates and that the preservation of the confidentiality of certain information by the other parties and their respective Affiliates is an essential premise of the bargain among the parties. Each of the parties acknowledges that each of the other parties would be unwilling to enter into this Agreement in the absence of this Section 7.3 and the protections established hereby.

(b)          The Companies shall not, and Sellers shall not, and the Companies and Sellers shall cause their respective Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Companies, including any information contained in the Records and (y) Buyer and its Affiliates; provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Buyer, (ii) as, and to the extent, expressly permitted by this Agreement, (iii) as, and solely to the extent, necessary or required for the performance by Sellers, the Companies or any of their Affiliates of any of their respective obligations under this Agreement, solely with respect to information relating to the Companies, (iv) as, and to the extent necessary to advise A.M. Best Company, Inc. or any other rating agency that has issued a rating of any of the Companies of the transactions contemplated by this Agreement; provided, that Buyer shall be entitled to be present or otherwise participate in (as Buyer shall elect in its sole discretion) any discussions the Companies and Sellers engage in with A.M. Best Company, Inc.; (v) prior to the Closing, with respect to confidential and proprietary information involving or relating to the Companies, as, and to the extent, necessary, required or appropriate in the operation of the Companies’ businesses in the ordinary course of business consistent with past practices, (vi) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 7.3(b) by Sellers, the Companies or any of their Affiliates), (vii) as, and to the extent, necessary or required by any Applicable Law or Governmental Authority, subject to Section 7.3(e), and (viii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement.

(c)          Buyer shall not, and Buyer shall cause its Affiliates (including the Companies following the consummation of the Closing) and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to Sellers and their Affiliates (excluding the Companies); provided, however, that disclosure and use of any such information shall be permitted (i) with the prior written consent of Sellers, (ii) as, and solely to the extent, necessary or required for the performance by Buyer or any of its Affiliates of any of their respective obligations under this Agreement, solely with respect to information relating to the Companies, (iii) as, and to the extent necessary to advise A.M. Best Company, Inc. or any other rating agency that has issued a rating of any Company of the transactions contemplated by this Agreement, (iv) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 7.3(c) by Buyer or any of its Affiliates), (v) as, and to the extent, necessary or required by any Applicable Law or Governmental Authority, subject to Section 7.3(e), and (vi) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement.

(d)          For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or legal analysis, formulas, production processes, lists, names, research, marketing, sales information and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing. However, the parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 7.3.

(e)          In the event that a party is required by Applicable Law or any Governmental Authority to disclose any confidential or proprietary information of another party hereto that is subject to the restrictions under this Section 7.3, such party shall (i) notify such other party in writing as soon as possible, unless it is otherwise affirmatively prohibited by such Applicable Law or such Governmental Authority from notifying such other party, (ii) cooperate with such other party to preserve the confidentiality of such confidential or proprietary information consistent with the requirements of such Applicable Law or such Governmental Authority and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such Applicable Law or such Governmental Authority, in each case, at the cost and expense of such other party.

(f)           Nothing in this Section 7.3 shall prohibit a party from keeping or maintaining any copies of any records, documents or other information that may contain information that is otherwise subject to the requirements of, and compliance with, this Section 7.3; provided, however, that in the event this Agreement is terminated in accordance with Section 11.1, then each party hereto, upon receipt of the written request of one of the other parties hereto, shall destroy all confidential information of the requesting party in the possession or under the control of the party receiving such written request (including such party’s directors, officers, employees, agents, consultants and advisors). The party destroying the confidential information shall notify the party requesting such destruction in writing that all confidential information has been destroyed in accordance with the preceding sentence.

(g)          Prior to any permitted disclosure or use of any information that is subject to the requirements of both Sections 7.3(b) and (c) by any party, such party shall use its reasonable best efforts to redact or otherwise conceal any information that is not otherwise disclosable or useable in accordance with the requirements of this Section 7.3.

(h)          Each party shall be responsible for any breach or violation of the requirements of this Section 7.3, as it applies to such party, by any of its agents or representatives.

Section 7.4.       Filings. Without limiting Section 7.6, as promptly as practicable after the date hereof (but in no event later than 30 days after the date hereof), Sellers, the Companies and Buyer (i) if and to the extent required under the HSR Act, shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act and (ii) shall file with the RMA, TDI and any other applicable Governmental Authority requests for approval of the transactions provided for by this Agreement, including the filing of any Form A application or other requests for approval of the acquisition of control of a domestic insurer. Prior to furnishing any written materials or presentations to the FTC, DOJ, RMA, TDI or any Governmental Authority in connection with the transactions provided for by this Agreement, the parties shall furnish each other with a copy thereof and the receiving party shall have a reasonable opportunity to provide comments thereon. The parties shall give each other prompt written notice upon receipt of any notice or other communication from the FTC, DOJ, RMA, TDI or any Governmental Authority in connection with the transactions provided for by this Agreement and, in the case of any such notice or communication that is in writing, shall promptly furnish the other parties with a copy thereof. If any Governmental Authority requires that a hearing be held in connection with such approval, the parties shall use commercially reasonable efforts to arrange for such hearing to be held promptly following receipt of the notice that such hearing is required.

Section 7.5.       Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, each of Buyer, the Companies and Sellers shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants (it being understood that the Companies shall not bear any of the direct or indirect expenses of Sellers, including any fees and expenses of counsel, incurred after September 30, 2007 in connection with the transactions contemplated by this Agreement.

Section 7.6.       Third Party Consents. Buyer shall use its commercially reasonable efforts to obtain any consents, approvals, waivers or authorizations referred to in Section 7.4(ii). The Companies shall use their commercially reasonable efforts to obtain any consents, approvals, waivers or authorizations from any Person necessary for the Companies to use on and after the Closing Date the Intellectual Property and Data that is used in or necessary for the conduct of the business of the Companies as currently conducted.

Section 7.7.       Access to Information; Due Diligence. Prior to the Closing Date, the Companies shall permit Buyer through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, properties, business and operations of the Companies during normal business hours as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Records, Contracts, facilities and personnel of the Companies, including without limitation an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, Tax Returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Companies. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Sellers, the Companies and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate fully with such employees and representatives in connection with such investigation, access and examination. Any information provided to Buyer pursuant to this Section 7.7 shall be subject to Section 7.3, which shall survive termination of this Agreement, except as otherwise agreed by the parties thereto.

Section 7.8.       Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Sellers shall not take, and shall cause their Affiliates not to take, any action that would reasonably be expected to delay or prevent the Companies from timely performing and complying with all of the covenants, obligations and agreements of the Companies under this Agreement to be performed or complied with by the Companies prior to the Closing.

Section 7.9.       Notification of Certain Matters. Each party shall give prompt notice to the other party (i) if it becomes aware that any representation or warranty contained in this Agreement (a) was untrue or inaccurate when made or (b) will, absent corrective action, be untrue or inaccurate in any material respect if and when made on and as of the Closing Date (or in the case of any representation or warranty qualified by materiality or Material Adverse Effect, will, absent corrective action, be untrue or inaccurate in any respect), and (ii) of any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 7.10.     Reinsurance. The Companies shall not enter into any reinsurance or retrocession agreement or arrangement with respect to their business between the date of this Agreement and the Closing Date.

Section 7.11.     Internal Control over Financial Reporting. Between the date of this Agreement and the Closing Date, the Companies shall cooperate with Buyer with respect to the development, implementation and testing of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities and Exchange Act of 1934, as amended) for the Companies.

Section 7.12.     Intercompany Accounts. All Liabilities between any Company, on the one hand, and Sellers and any of their Affiliates (excluding for this purpose any Company that may be an Affiliate of any Seller), on the other hand, as of the Closing shall be settled in full as of the Closing.

Section 7.13.     Exclusivity. From the date hereof through the Closing Date:

(a)          Sellers, the Companies and each of their Affiliates shall cease any discussions or negotiations with any third party regarding (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control, bulk reinsurance transaction or other similar transaction involving the Companies, (ii) any purchase or other acquisition by any Person of any shares of the capital stock of the Companies, or (iii) any sale or issuance by any Company of any shares of its capital stock (collectively, “Prohibited Transactions”).

(b)          None of Sellers, the Companies nor any of their Affiliates shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) in furtherance of a Prohibited Transaction.

Section 7.14.     Transfers of Securities of the Companies. From and after the date hereof except as expressly permitted by Article III of this Agreement, Sellers shall not transfer or permit any Encumbrance (other than any Encumbrance deemed to arise by virtue of this Agreement) on any of the Shares without the prior written consent of Buyer.

Section 7.15.     Interim Financial Statements.

(a)          From and after the date hereof and through the Closing Date, the Companies shall furnish promptly to Buyer (a) a copy of each annual statement or quarterly statement filed by AA-BIC with TDI after the date hereof, together in each case with any exhibits, schedules, amendments, supplements or notes thereto (collectively, the “Interim Statutory Statements”) and (b) a copy of the annual and quarterly GAAP financial statements of the Companies prepared after the date hereof and the related income statement and statement of cash flows for the year or quarter and year-to-date period then ended and, in the case of any quarterly GAAP financial statements, for the corresponding period of the preceding fiscal year (collectively, the “Interim GAAP Financial Statements”). The Interim GAAP Financial Statements will be prepared in accordance with GAAP (except that the Interim GAAP Financial Statements will not set forth any footnote disclosures) and, in the case of annual financial statements, will be audited. The Interim GAAP Financial Statements as of the end of each quarterly period ending after December 31, 2006 (each a “Quarterly Period”) and for the quarter and year-to-date period then ended shall be furnished no later than 135 days after the end of the quarterly period preceding such Quarterly Period.

(b)          The Interim Statutory Statements will be prepared from the Records of AA-BIC and will be filed with TDI on forms prescribed or permitted by such domiciliary regulators. The Interim Statutory Statements will be prepared in conformity with SAP applied on a consistent basis during the periods involved. Each of the balance sheets included in the Interim Statutory Statements will fairly present in all material respects the financial position of AA-BIC as of its date and each of the statements of operations included in the Interim Statutory Statements will fairly present in all material respects the results of operations of AA-BIC for the period therein set forth, in each case in accordance with SAP applied on a consistent basis during the periods involved.

(c)          The Interim GAAP Financial Statements: (x) will be prepared using the Records, (y) will fairly present in all material respects the combined financial position, the combined results of operations and the combined cash flows of each of the Companies, as of their respective dates and for the period ended, and (z) will be prepared in conformity with GAAP (except as may be stated in the notes thereto) applied in a manner consistent with the 2006 Company Financial Statements.

(d)          The Companies shall reasonably cooperate with Buyer, and shall use commercially reasonable efforts to cause its independent auditors to so cooperate, in the preparation and filing by Buyer of any registration statement or offering memorandum and the issuance of any comfort letter in connection with any capital raising transaction undertaken by Buyer prior to the Closing Date. Any audited financial statements provided hereunder will be audited by the Companies’ independent auditors at Buyer’s expense.

Section 7.16.     Employees. (a) On the Closing Date, Buyer agrees to offer to continue the employment of all Employees, including any Employee who has rights of employment upon return from any vacation, approved leave or other approved absence, at a base annual compensation not less than the base annual compensation paid to such Employee on the date immediately preceding the Closing Date; provided, however, that with respect to any Employee who as of the Closing Date is on a disability leave of absence, Buyer shall have no obligation to employ such Employee unless such Employee returns to work within one year following the date hereof. Buyer further agrees to provide benefits to the Employees that are comparable in the aggregate to benefits provided to similarly situated United States employees of Buyer.

(b)          Buyer and its Affiliates shall not provide credit for any service an Employee earned with any Company prior to the Closing Date for any purposes under any plans, programs or policies of Buyer or Buyer’s Affiliates in which such Employee became eligible to participate on and after the Closing Date.

ARTICLE VIII

TAX MATTERS

Section 8.1.     Tax Indemnity.

(a)          From and after the Closing Date, each Seller shall severally and not jointly be responsible for, and shall indemnify and hold Buyer and all of Buyer’s Affiliates, which for purposes of this Article VIII, shall include the Companies (the “Buyer Tax Indemnified Parties”), harmless against (i) any liability for Taxes and related Losses imposed on or with respect to the Companies (including, without limitation, all such Taxes imposed on such Seller) that relates to, arises out of or is attributable to any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”), (ii) any Taxes and related Losses resulting from or attributable to the transactions contemplated by this Agreement or that are undertaken at the direction of or for the benefit of such Seller; (iii) any Taxes or Losses relating to, arising out of or resulting from a breach or inaccuracy of the representations set forth in Section 5.24 or any covenants or agreements relating to Tax matters set forth in this Agreement; (iv) all Taxes imposed with respect to the Underwriting Profit Adjustment; and (v) all Transfer Taxes (clauses (i) - (v) hereinafter referred to as the “Tax Losses”); provided, however, that Sellers shall not be required to indemnify Buyer Tax Indemnified Parties for any Taxes specifically accrued for on the Reference Statement. The amount of any indemnification due from Sellers to any Buyer Tax Indemnified Party pursuant to the provisions of this Agreement shall be net of any actual Tax Benefit received by the Companies that are directly attributable to the Loss relating to such indemnity payment. To the extent any such Tax Benefit is realized subsequent to an indemnity payment being made by Sellers to Buyer or the Company, such indemnity payment shall not be subject to offset as provided above, and upon such Tax Benefit actually being realized (as determined above) Buyer shall pay to Sellers the amount of such realized Tax Benefit no later than 10 days after the filing of the Tax Return which reflects such Tax Benefit. Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in this Section 8.1(a) shall not be affected by the disclosure of any item on any Schedule to this Agreement.

(b)          For purposes of Section 8.1(a), in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date;

(ii)          in the case of Taxes that are based upon gross premiums deemed equal to the amount that would be payable with respect to the premium written as of the Closing Date; and

(iii)        in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 8.2.       Tax Payments. All payments due from Sellers with respect to Taxes for which Sellers have provided the Buyer Tax Indemnified Parties with an indemnity pursuant to this Agreement shall be made within ten (10) days of the earlier to occur of: (i) an agreement by any Seller and Buyer as to the Seller’s liabilities for such Taxes, (ii) the filing of a Tax Return by the Companies or Buyer which includes an amount of Tax for which Sellers are liable for indemnity pursuant to Section 8.1 and (iii) with respect solely to a Tax Claim, a resolution, agreement or settlement being reached with the applicable Tax authority.

Section 8.3.       Tax Returns.

(a)          From the date of this Agreement to the Closing Date, the Companies shall (i) prepare and file all Tax Returns which are required to be filed under Applicable Law during such period in a manner that is consistent with past practice to the extent that such past practices are not contrary to Applicable Law; provided, that the Companies shall not take any positions on any such Tax Returns that could adversely affect the Companies or Buyer for taxable periods (or portions thereof) commencing after the Closing Date without first obtaining Buyer’s written consent and no later than 45 days prior to the filing of any such Tax Return (taking into account any extension of time that is applicable to the person filing such Tax Return if such extension is claimed) the Companies shall provide to Buyer copies of all such Tax Returns for Buyer's review and comments and the Companies shall in good faith take into account all reasonable comments provided by Buyer with respect to such Tax Returns to the extent such comments are provided no later than ten (10) days prior to the relevant actual filing date and (ii) reasonably cooperate with Buyer in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding Transfer Taxes and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes.

(b)          With respect to all Tax Returns filed by the Companies after the Closing Date and which report an amount of Tax for which Sellers, in whole or in part, are liable (except for the federal income Tax Returns to be filed by ARMtech and ARMIS for the tax period that ends on the Closing Date), the Companies shall provide the relevant Sellers with a copy of such Tax Return no later than 45 days prior to filing (taking into account any extension of time that is applicable to the person filing such Tax Return if such extension is claimed).  Sellers shall provide any comments regarding such Tax Returns to Buyer in writing no later than twenty (20) days prior to such relevant filing date with sufficient detail to reasonably allow Buyer to determine the nature and basis of Sellers' disputed item(s).  If any such disputes cannot be settled by the parties by such date then the disputed items shall be presented to the Accountant for settlement and the decision of such Accountant shall be binding upon the parties.  The cost of such Accountant shall be shared equally by Buyer (50%) and Sellers (50%).

(c)          Notwithstanding any of the foregoing, Sellers, at their expense, shall have the right to cause the Accountant to prepare and file the United States federal income Tax Return Form 1120S required to be filed by ARMtech and ARMIS for the tax period ending on the Closing Date (which shall include that part of the year’s operations for each of those two Companies ending on the Closing Date). Such Tax Returns shall include and take into account the Underwriting Profit Adjustment to the extent permitted by law. The Companies, at Sellers’ expense, shall use reasonable efforts to provide Sellers and their advisors with such access and information as is reasonably requested by Sellers by written notice and to the extent such information or access is reasonably necessary to prepare and file complete and accurate Tax Returns consistent with the time requirements set out in this Section 8.3. Sellers shall provide the Companies with a copy of such Tax Returns no later than 45 days prior to filing (taking into account any extension of time that is applicable to the person filing such Tax Return if such extension is claimed). The Companies shall provide any comments regarding such Tax Returns to Sellers in writing no later than twenty (20) days prior to the relevant filing date with sufficient detail to reasonably allow Sellers to determine the nature and basis of Companies’ disputed item(s). If any such disputes cannot be settled by the parties by the date such Tax Returns are required to be filed, then such Tax Returns will be filed in a manner that is consistent with Buyer’s positions and such disputed items shall be presented to the Accountant for settlement and the decision of the Accountant shall be binding upon the parties. The cost of the Accountant shall be shared equally by Buyer (50%) and Sellers (50%); provided, however, that if the Accountant determines that Buyer’s positions are correct the cost of the Accountant’s services in connection with such dispute shall be paid by Sellers.

Section 8.4.       Tax Refunds. Any Tax refund (including any interest with respect thereto) relating to ARMtech Holdings or AA-BIC for Taxes paid for any Taxable period ending on or prior to the Closing Date (except to the extent any such refund is specifically accounted for as an asset on the Reference Statement, in which case such Tax refund is for the account of Buyer) shall be the property of Sellers, and if received by Buyer shall be paid over promptly to Sellers. All other refunds of Taxes (including any interest with respect thereto) of the Companies shall be for the account of Buyer and if received by Sellers shall be promptly paid to Buyer. Buyer shall provide Sellers (at Sellers' written request and cost) with such reasonable assistance as is necessary to allow Sellers to claim a refund of Taxes that is Sellers' property pursuant to this Section 8.4; provided, that such assistance shall not include in any manner Buyer agreeing to carryback any Tax attribute of the Companies or Buyer to taxable periods ending on or before the Closing Date.

Section 8.5.       Tax Controversy.

(a)          Sellers or Buyer, as the case may be, will notify the other party in writing within 30 days (a “Tax Claim Notice”) of its discovery of any matter that may give rise to a claim for indemnity by the Buyer Tax Indemnified Parties pursuant to this Article VIII (a “Tax Claim”); provided, however, that failure to comply with this clause by Buyer shall not affect Sellers' indemnification obligation hereunder except only to the extent Sellers’ ability to control such Tax Claim is adversely and materially affected by such failure.  A Tax Claim Notice shall contain a summary of the facts (set forth with reasonable specificity) underlying or relating to the relevant claim, any correspondence or notice received from any third party with respect thereto, and if provided by Buyer, a statement that Buyer seeks indemnification for Taxes relating to such claim.

(b)          (i) Sellers, at their expense, shall have the right to control the conduct of the defense of any Tax Claim that involves solely a matter for which Sellers shall be liable and are required to indemnify the Buyer Tax Indemnified Parties against; provided, that (1) Buyer is provided written notice within 15 days of receiving a Tax Claim Notice (which will include Sellers acknowledgement that it is liable for all Taxes and Losses of the Buyer Tax Indemnified Parties that result or arise from such Tax Claim) that Sellers have elected to control the defense of such Tax Claim and (2) Sellers' will not have the right to control or settle any such Tax Claim if the resolution or determination of such Tax Claim could materially adversely affect or prejudice any of the Buyer Tax Indemnified Parties, on an aggregate or individual basis, which for purposes of this provision ‘‘materially’’ shall be determined by reference solely to the Company to which such claim relates as it exists as of the Closing Date.  Buyer shall control the conduct of all other Tax Claims.  Buyer shall have the right to participate in the conduct of the defense of any Tax Claim controlled by Sellers and Sellers (at their expense) will have the right to participate in any Tax Claim that is not controlled by Sellers; provided, that such Tax Claim (i) relates solely to the Companies and (ii) could adversely affect Sellers.

(c)          Notwithstanding any provision in this Agreement to the contrary, the parties agree that they will not settle, compromise or agree to any Tax adjustment with respect to any Tax Claim without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, if such compromise, settlement or agreement materially affects or could materially affect the other party’s Tax liability; provided, however, that Buyer shall have the right to settle or compromise any such proceeding if such proceeding does not relate solely to the Companies.

Section 8.6.       Tax Cooperation. The parties will provide each other with such cooperation and information as either of them reasonably may request of the other with respect to any Tax matter at the expense of the requesting party. Such cooperation and information shall include providing signatures with respect to any Tax Returns that must be filed, and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by taxing authorities. Sellers shall each make themselves available upon reasonable notice and for a reasonable period of time to provide explanations of any documents or information provided hereunder. Each Seller, Buyer and its Affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records, notice shall be given to the other party providing reasonable terms allowing such other party to take, at its sole expense, possession of such records.

Section 8.7.       Transfer Taxes. Notwithstanding any other provision in this Agreement to the contrary, all stock transfer, real estate transfer, documentary, stamp, registration, filing, sales, use, recording, ad valorem, and other similar Taxes arising out of, or directly attributable to, the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne and paid by Sellers. Sellers shall to the extent allowed by Applicable Law pay any such Taxes prior to the Closing Date and in all other cases no later than the day any such Taxes are required to be paid pursuant to Applicable Law and shall cooperate with Buyer with respect to any such payments and the filing of any Tax Returns related thereto.

Section 8.8.       Miscellaneous.

(a)          Sellers and Buyer agree to treat all payments made between or among them under this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise.

(b)          All agreements among and between the Companies providing for the sharing or allocation of Taxes between members of the same combined, consolidated, unified or affiliated group shall be terminated immediately prior to the Closing Date and shall have no continuing force or effect.  The Companies and Sellers shall, unless otherwise directed by Buyer, terminate any power of attorney granted by or on behalf of any Company, and any such terminated power of attorney shall have no continuing force or effect after the Closing Date.

(c)          Notwithstanding any provision in this Agreement to the contrary, all agreements, covenants and indemnification matters contained in this Article VIII and the representations and warranties set forth in Section 5.24 shall survive the Closing and shall not terminate until 60 days after the expiration of all relevant statute of limitations; provided, however, that upon Buyer providing Sellers with notice of any claim for indemnity pursuant to Section 8.1(a) prior to the applicable date determined pursuant to the immediately preceding sentence, the representations, warranties and agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is resolved.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1.       Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer to the extent permitted by Applicable Law; provided, however, that to the extent any Seller or any Company is incapable of satisfying any of the conditions in Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(e) of this Article IX, Buyer shall either (i) waive such condition or conditions and release, in writing, any claim under this Agreement with respect to such condition or conditions, or (ii) refuse to consummate the transactions contemplated hereby and release, in writing, Sellers from any further obligation under this Agreement:

(a)          (i) The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) does not have and would not reasonably be expected to have a Material Adverse Effect on Sellers or the Companies; (iii) Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date and (iv) each Seller shall have executed and delivered to Buyer a certificate to the effect set forth in clauses (i), (ii) and (iii) above.

(b)          (i) The representations and warranties of the Companies set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of the Companies set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein, other than in the case of Section 5.9(b)) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein, other than in the case of Section 5.9(b)) does not have and would not reasonably be expected to have a Material Adverse Effect on the Companies; (iii) the Companies shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Companies on or prior to the Closing Date; and (iv) the Companies shall have delivered to Buyer a certificate executed by a duly authorized officer of each of the Companies to the effect set forth in clauses (i), (ii) and (iii) above.

(c)          There shall not have occurred since December 31, 2006 any Material Adverse Effect on the Companies or any event that would reasonably be expected to have a Material Adverse Effect on the Companies.

(d)          (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; (ii) no proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending; and, (iii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the transactions contemplated hereby;

(e)          All approvals of Governmental Authorities, including the DOJ, FTC, RMA and TDI, required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, that no such approvals shall contain any limitations, requirements or conditions on Buyer or any Company, which have or could reasonably be expected to have a Material Adverse Effect on Buyer or a Material Adverse Effect on the Companies;

(f)           On the Closing Date, each Employee Seller shall have executed and delivered an employment agreement in the form attached hereto as Exhibit I (an “Employee Seller Employment Agreement”) and each Employee listed on Schedule 9.1(f) shall have executed and delivered an employment agreement in substantially the form attached hereto as Exhibit J (a “Non-Seller Employment Agreement”), and each such Employee Seller Employment Agreement and Non-Seller Employment Agreement shall be in full force and effect on the date thereof. Each counterparty to an Employee Seller Employment Agreement and Non-Seller Employment Agreement shall be an officer or employee of a Company serving in the position or positions specified in the applicable Employee Seller Employment Agreement or Non-Seller Employment Agreement and in compliance therewith;

(g)          Sellers and the Companies shall have made the deliveries required to be made by them under Sections 3.3(a) and 3.3(b), respectively; and

(h)          Neither the Companies nor any Seller shall have given to Buyer any notice pursuant to Section 7.9.

Section 9.2.       Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Sellers to the extent permitted by Applicable Law:

(a)          (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of this Agreement; (ii) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) as of the Closing Date as though made on and as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except where the aggregate result of all events, occurrences, facts, circumstances, violations, developments, changes or effects that cause such representations or warranties not to be true and correct in all respects (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect contained therein) does not have and would not reasonably be expected to have a Material Adverse Effect on Buyer; (iii) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date and (iv) Buyer shall have delivered to Sellers a certificate executed and authorized by an officer of Buyer to the effect set forth in clauses (i), (ii) and (iii) above;

(b)          No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending. No statute, rule, regulation, order, injunction or decree (other than any order, injunction or degree customarily imposed by the domiciliary regulators in connection with changes in control of insurance companies domiciled in AA-BIC’s state of domicile) shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby;

(c)          All approvals of Governmental Authorities, including the DOJ, FTC, RMA and TDI, required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

(d)          Buyer shall not have given to Sellers any notice pursuant to Section 7.9; and

(e)          Buyer shall have made the deliveries required to be made by it under Section 3.3(c).

Section 9.3.       Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such party to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNIFICATION

Section 10.1.     Survival. (a) The representations and warranties of the Companies set forth in Section 5.24, 5.25 and 5.30 shall survive until 60 days after the expiration of all the applicable statutes of limitations (including all periods of extension, whether automatic or permissive), the representations and warranties of the parties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.4 and 5.5 shall survive the Closing without limitation as to time. All other representations and warranties of the parties set forth in this Agreement shall terminate and expire on the day that is the third anniversary date of the Closing Date. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted. Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 10.1 to the extent that the party claiming indemnification for a breach thereof shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 10.1; provided, that after the delivery of any such notice, the party claiming indemnification continues to expeditiously pursue the resolution of such claim.

(b)          All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date (including, without limitation, Section 7.3) shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.

(c)          Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, (i) Sellers hereby irrevocably and forever waive and release any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that Sellers might otherwise have against the Companies with respect to representations and warranties made with respect to, and the covenants, obligations and agreements that contemplate action at or prior to the Closing by, the Companies in this Agreement, and (ii) such representations and warranties and such covenants, obligations and agreements shall terminate solely with respect to the Companies (but not as to Sellers).

(d)          The right to indemnification or other remedy based upon the representations, warranties, covenants, obligations and agreements of the parties to this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, obligations or agreements.

Section 10.2.     Indemnification. (a) Subject to Sections 10.1 and 10.4, subject to and after the Closing, Sellers shall severally and not jointly (in proportion to the Purchase Price allocation among Sellers set forth in the Seller Allocation Notice) indemnify Buyer and its directors, officers, employees and Affiliates (including, after the Closing, the Companies, and their respective successors and assigns (each, a “Buyer Indemnitee”), against, and hold each Buyer Indemnitee harmless from, any damage, claim, loss, Liability or expense, including, without limitation, interest, penalties and reasonable attorneys’ fees (collectively, “Losses”), based upon, arising out of or otherwise in respect of (i) any breach by such Seller or the Companies of any of their respective representations or warranties contained herein, or the certificates delivered at the Closing pursuant to Sections 9.1(a)(iv) and 9.1(b)(iv), (ii) any breach by such Seller of any of its or the Companies’ respective covenants or agreements contained herein (including but not limited to the agreements of each Seller contained in Section 12.1), (iii) any Loss arising out of, resulting from or associated with (x) the conduct or business operation of any Company prior to the Closing Date, or (y) any former employee or former leased or temporary employee of any Company prior to the Closing Date, (iv) any claims made in connection with the sale to ARMtech, Inc by Samuel R. Scheef, Lance Ekersell and Jerry

Jackson of shares of common stock of ARMtech Holdings, Inc. and (v) any Loss incident to any of the foregoing. The amount of any indemnification due from such Seller pursuant to the provisions of this Agreement shall not exceed the after-tax economic impact of the Loss on a Buyer Indemnitee.

(b)          Subject to Sections 10.1 and 10.4, prior to the Closing or if this Agreement terminates prior to the Closing, the Companies shall jointly and severally indemnify the Buyer Indemnitees against, and hold each Buyer Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of any breach by any Company of any of its covenants or agreements contained herein.

(c)          No indemnification payments shall be payable to a Buyer Indemnitee with respect to the indemnification obligations of Sellers pursuant to Section 10.2(a) or the indemnification obligations of the Companies pursuant to this Section 10.2(b) unless the total aggregate indemnification obligations under such Sections exceeds One Hundred Thousand Dollars ($100,000.00) (the “Threshold Amount”). Once the Threshold Amount is satisfied, Sellers or the Companies, as the case may be, shall pay to such Buyer Indemnitee all indemnification obligations in excess of the Threshold Amount, subject to the provisions of Section 3.2(c).

(d)          Subject to Sections 10.1 and 10.4, Buyer shall indemnify Sellers and their directors, officers, employees and Affiliates, and, prior to the Closing, the Companies and their respective successors and assigns (each, a “Seller Indemnitee”), against, and hold each Seller Indemnitee harmless from, any Losses based upon, arising out of or otherwise in respect of (i) any breach by Buyer of any of its representations or warranties contained herein or the certificate delivered at the Closing pursuant to Section 9.2(a)(iv) and (ii) any breach by Buyer of any of its covenants or agreements contained herein.

(e)          The term “Losses” as used in this Article X is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article X, but includes Losses incurred or sustained by any Buyer Indemnitee or Seller Indemnitee in the absence of third party claims.

Section 10.3.     Indemnification Procedures. (a) Upon any Person entitled to be indemnified under this Article X (the “Indemnified Person”) becoming aware of a fact, condition or event for which indemnification is provided under this Article X, the Indemnified Person will with reasonable promptness notify the Person from whom indemnification is sought (the “Indemnifying Person”) in writing of such fact, condition or event; provided, that the failure to provide such notice shall not prejudice the Indemnified Person’s right to indemnification hereunder except to the extent that the Indemnifying Person is materially prejudiced thereby. If such fact, condition or event is the assertion of a claim by a third party, the Indemnifying Person will be entitled to assume the defense and investigation against such claim; provided, that the Indemnifying Person and its counsel shall proceed with diligence and in good faith with respect thereto. Notwithstanding the Indemnifying Person’s election to assume the defense or investigation of such claim, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding, and the Indemnifying Person shall bear the expense of one firm of such separate counsel, if and only if (i) use of counsel of the Indemnifying Person’s choice would give rise to a conflict of interest, (ii) the Indemnifying Person shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding or (iii) the Indemnifying Person shall authorize the Indemnified Person in writing to employ separate counsel at the expense of the Indemnifying Person. An Indemnifying Person who is not entitled to, or elects not to, assume the defense and investigation of a claim will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim.

(b)          Neither the Indemnified Person nor the Indemnifying Person shall make any settlement of any claim which would give rise to liability on the part of the Indemnifying Person under this Article X without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, that an Indemnified Person shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder. No Indemnifying Person shall consent to entry of any judgment or shall enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Person of a release from all liability in respect to such claim or litigation. Whenever the Indemnified Person or the Indemnifying Person receives a firm offer to settle a claim for which indemnification is sought under this Article X, it shall promptly notify the other of such offer. If the Indemnifying Person refuses to accept such offer within ten (10) Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the Indemnifying Person’s indemnity contained in this Article X, the Indemnified Person shall be indemnified pursuant to the terms hereof. If the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person desires to accept such offer, but the Indemnified Person refuses to accept such offer (in a manner permitted by this Section 10.3) within ten (10) Business Days after receipt of such notice, the Indemnified Person may continue to contest such claim and, in such event, the total maximum liability of the Indemnifying Person to indemnify or otherwise reimburse the Indemnified Person hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the Indemnifying Person desires to accept such offer; provided, that the Indemnifying Party shall not withhold its consent to any settlement of any claim that does not involve the imposition of equitable remedies on any Indemnified Party and does not impose any material obligations on such Indemnified Person other than financial obligations for which the Indemnifying Party has acknowledged in writing such Indemnified Person will be indemnified hereunder. If the Indemnifying Person disputes its liability with respect to any claim, a representative of each of the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within 60 days after the delivery of the Indemnified Party’s notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved in accordance with the dispute resolution procedures set forth in Section 12.10.

(c)          Buyer’s indemnification claims pursuant to Article VIII and this Article X may be settled from and limited to Buyer’s withdrawal of amounts from the escrow account pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit D hereto subject to the limitation set forth in Section 3.2(c) (except for any indemnification claim seeking to recover any Losses based upon, arising out of or otherwise in respect of (i) fraud or intentional misrepresentation on the part of any Seller, (ii) the Tax indemnity provided by Sellers under Article VIII of this Agreement, (iii) Transfer Taxes, (iv) Sellers’ liability under this Agreement for fees of the Escrow Agent, the Accountant, any arbitrator or Sellers’ counsel, (v) Sellers’ failure to pay Buyer a negative Shareholders’ Equity Adjustment as determined in accordance with Section 2.2(b), or (vi) Sellers’ failure to pay Buyer a negative Underwriting Profit Adjustment as determined in accordance with Section 2.2(c)).

Section 10.4.     Exclusive Remedy; Tax Indemnification. The remedies and procedures set forth in Article VIII, this Article X and in Section 12.10 with respect to the dispute resolution procedures, are the sole and exclusive remedies and procedures available to the parties for financial Losses under this Agreement or certificates delivered under this Agreement at Closing, except that the foregoing shall not preclude any party (a) from seeking specific performance against any other party with respect to the performance or non-performance by such other party of its obligations under this Agreement (including but not limited to obligations under Section 12.1) or (b) from seeking to recover any Losses based upon, arising out of or otherwise in respect of (i) claims of Buyer with respect to fraud or intentional misrepresentation on the part of any Seller; (ii) Tax indemnity claims of Buyer under Article VIII of this Agreement; (iii) Transfer Taxes; (iv) Sellers’ liability under this Agreement for fees of the Escrow Agent, the Accountant, any arbitrator or Sellers’ counsel; (v) claims of Buyer for payment of a negative Shareholders’ Equity Adjustment as determined in accordance with Section 2.2(b); or (vi) claims of Buyer for payment of a negative Underwriting Profit Adjustment as determined in accordance with Section 2.2(c).

ARTICLE XI

TERMINATION

Section 11.1.     Termination. (a) This Agreement may be terminated prior to the Closing Date only as follows:

(i)           by mutual written consent of Buyer and Sellers;

(ii)          at the election of either Buyer or Sellers, if the Closing Date shall not have occurred on or before December 15, 2007; provided, that no party shall be entitled to terminate this Agreement pursuant to this Section 11.1(a)(ii) if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(iii)         by either Buyer or Sellers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or,

(iv)         by either Buyer or Sellers if a condition to its obligation to consummate the transactions contemplated hereby as set forth in Section 9.1 and 9.2, respectively, becomes incapable of fulfillment. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 11.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement.

(b)          The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 11.2.     Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 11.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except that (a) Sections 7.3 and 12.1(f) shall survive termination of this Agreement until October 24, 2008 and (b) nothing herein will relieve any party from liability for any breach of this Agreement for which indemnification or another remedy may be sought or asserted under this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1.     Non-Competition; Non-Solicitation. (a) Sellers acknowledge and agree that the agreement by Buyer to enter into this Stock Purchase Agreement, and the agreement by Buyer to pay the Purchase Price for the Shares, is partly in consideration of Employee Sellers’ agreement to the terms of their respective Employee Seller Employment Agreement and Sellers’ agreement not to compete with Buyer as set forth in this Section 12.1.

(b)          During the Seller Restricted Period, each Seller shall not, directly or indirectly, engage in, be employed by, be a consultant to, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or otherwise have an interest in, or aid or assist any other Person in the conduct of, any Restricted Business or any Person who is engaged in any Restricted Business; provided, however, that each Seller shall not be precluded from ownership for investment purposes only of less than 2% of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange, electronic quotation and trading system or traded in the over-the-counter market with which Seller has no other affiliation. For purposes of this Section 12.1, (i) “Seller Restricted Period” shall mean the period from and after the Closing Date until the fifth anniversary of the Closing Date; and (ii) “Restricted Business” shall mean (x) multi-peril crop insurance, crop hail insurance, livestock risk protection coverage or any other agricultural insurance or agricultural reinsurance product underwritten by Buyer, the Companies or any of their respective divisions, subsidiaries or affiliates as an insurer or reinsurer in the United States of America as of the date of this Agreement, and (y) computer hardware or software applications directly or indirectly related to the origination, administration, underwriting, loss reserving, claims adjusting or claims payment of agricultural insurance or agricultural reinsurance products.

(c)          During the Seller Restricted Period, each Seller

(i)           shall not, without the prior written consent of Buyer, directly or indirectly, for or on behalf of himself or any other Person, employ or solicit for employment any officer, executive or employee of Buyer or any of Buyer’s Affiliates or cause or seek to cause any such individual to leave the employ of Buyer or any of its Affiliates;

(ii)          shall not, directly or indirectly, seek to encourage, induce or attempt to induce any customer, agent or vendor of Buyer or any of its Affiliates to cease doing business with, or lessen its business with Buyer or any of Buyer’s Affiliates, or otherwise interfere with or damage (or attempt to interfere with or damage) any of Buyer's or its Affiliate’s relationships with their customers, agents and vendors; and

(iii)      shall not, without prior approval of Buyer to act on its behalf, use proprietary business customer information related to Buyer or any Company.

(d)          The Employee Sellers shall be subject to the restrictive covenants contained in their respective Employee Seller Employment Agreements.

(e)          From and after the date of this Agreement, each Seller agrees that it shall not engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Companies, Buyer or any of their respective Affiliates or any of their respective officers, directors or current employees or their operation of the Companies’ business. From and after the date of this Agreement, Buyer agrees that it shall not, and it shall cause its Affiliates and the officers, directors and current employees of it and its affiliates not to, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of Sellers. Buyer agrees to be responsible for any breach or violation of the requirements of this Section 12.1(e), as it applies to its Affiliates and the officers, directors and current employees of Buyer and its Affiliates.  Notwithstanding the foregoing, nothing in this Agreement shall prevent any Seller or Buyer from making any such comments that are specifically related to asserting its claims or defending itself against claims filed with the body exercising arbitration or similar quasi-judicial authority or power, or defending itself against claims made by any other Seller or Buyer, as the case may be.

(f)           During the period from and after the date of this Agreement until October 24, 2008 (“Buyer Restricted Period”), neither Buyer nor its representatives (including Buyer’s directors, officers, employees, agents, consultants and advisors) shall employ or solicit for employment any Person who was employed by the Companies as of the commencement of the Buyer Restricted Period; provided, however, that this Section 12.1(f) shall not prohibit Buyer from (i) recruiting through general solicitations posted in newspapers, trade journals or on the Internet or (ii) soliciting for employment any Person who is no longer an employee of the Companies.

Section 12.2.     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of Buyer, the Companies and Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Subject to Article X, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 12.3.     Entire Agreement. This Agreement (including the Escrow Agreement and the Employee Seller Employment Agreements) constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof and thereof including, but not limited to, the Confidentiality Agreement. The Confidentiality Agreement shall terminate upon execution of this Agreement and the terms and conditions of this Agreement (including the Escrow Agreement and Employee Seller Employment Agreements) shall supersede the rights and obligations of the parties thereunder with respect to any confidential information which may have been exchanged prior to the date of this Agreement.

Section 12.4.     Interpretation. (a) The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The inclusion by a party of a matter or item in any Schedule to this Agreement shall not, for any purpose of this Agreement, be deemed to be the inclusion of such matter or item in any other Schedule to this Agreement, except to the extent that such inclusion provides reasonable notice to the other party of the matter or item disclosed. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 12.5.     Construction. The parties intend that each representation, warranty, covenant, obligation, agreement and condition contained herein will have independent significance. If any party has breached or violated or not fulfilled, or if there is an inaccuracy in, any representation, warranty, covenant, obligation, agreement or condition contained herein in any respect, the fact that there exists another representation, warranty, covenant, obligation, agreement or condition relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached or violated, has fulfilled or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, not fulfilled or there is an inaccuracy in, the other representation, warranty, covenant, obligation, agreement or condition.

Section 12.6.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 12.7.     Notices. All notices and other communications hereunder shall be in writing, shall be given by one or more of the following means and shall be deemed given: (a) when delivered, if delivered in person, (b) upon confirmation of receipt, if transmitted by facsimile, (c) three (3) Business Days after mailing, if mailed by certified or registered mail (return receipt requested), or (d) on the Business Day on which delivered by an express courier (with confirmation), (or, if not delivered on a Business Day, on the next Business Day), if delivered. In each case to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

To Sellers:

Samuel R. Scheef

7101 82nd Street

Lubbock, Texas 79424

Facsimile: (806) 784-3436

Teddy D. Etheredge

7101 82nd Street

Lubbock, Texas 79424

Facsimile: (806) 784-3436

Michael W. Smith

P. O. Box 496

2105 Avenue J

Petersburg, Texas 79520

Facsimile: (806) 667-3414

Carlos E. Johnson

11009 Genoa Ave.

Lubbock, Texas 79424

Facsimile: (806) 798-7380

David L. Teague

7103 82nd Street

Lubbock, Texas 79424

Facsimile: (806) 799-0915

Carroll Leon

P. O. Box 637

Petersburg, Texas 79520

Facsimile: (806) 784-3436

To the Companies:

ARMtech, Inc.

7101 82nd Street

Lubbock, Texas 79424

Facsimile: (806) 799-0915

Attention: Samuel R. Scheef

With a concurrent copy to:

Sneed, Vine & Perry, P.C.

901 Congress Avenue

Austin, Texas 78701

Facsimile: (512) 476-1825

Attention: Michael R. Perkins

To Buyer:

Endurance U.S. Holdings Corp.

333 Westchester Avenue, West Building

White Plains, New York 10604

Facsimile: (914) 206-4369

Attention: Secretary

With a concurrent copy to:

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, NY 10019-4513

Facsimile: (212) 424-8500

Attention: William S. Lamb, Esq.

Section 12.8.     No Third Party Beneficiaries; Binding Effect. Except as provided in Article X, nothing in this Agreement is intended or shall be construed to confer upon any Person, including any employee of any Company, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any part hereof. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers, except that before or after the Closing, Buyer shall have the right, without such consent, to assign to a Subsidiary of Buyer its rights and obligations under this Agreement; provided, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Facsimile copies of original signatures shall be effective as original signatures.

Section 12.9.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 12.10.  Dispute Resolution. Any and all disputes between the parties with respect to any claim or matter arising out of this Agreement, including but not limited to any claim arising pursuant to Section 10.2 or the Escrow Agreement, that the parties are unable to resolve after the exercise of reasonable efforts to resolve them informally, shall be resolved by binding arbitration proceedings and such dispute shall be resolved and settled by arbitration pursuant to the Federal Arbitration Act (9 U.S.C. Section 1 et seq.) in accordance with the Commercial Arbitration Rules of the American Arbitration Association and following the laws of the State of New York. The decision of the arbitrator shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction thereof in the State of New York. The parties agree that the arbitrator shall not be authorized to award punitive damages. The arbitration shall take place in the City of Kansas City, Missouri. Each party shall bear its respective costs related to arbitration, and the fees of the arbitrator shall be borne equally by Buyer (50%) and Sellers (50%) and allocated among Sellers as specified in the Seller Allocation Notice.

Section 12.11.  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 12.12.   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 12.13.   No Strict Construction Against the Drafter. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first set forth above.

SELLERS:

By:	/s/ Samuel R. Scheef	By:	/s/ Teddy D. Etheredge
Name:	Samuel R. Scheef	Name:	Teddy D. Etheredge

By:	/s/ Michael W. Smith	By:	/s/ Carlos E. Johnson
Name:	Michael W. Smith	Name:	Carlos E. Johnson

By:	/s/ David L. Teague	By:	/s/ Carroll Leon
Name:	David L. Teague	Name:	Carroll Leon

THE COMPANIES:

ARMtech, Inc.		ARMtech Holdings, Inc.

By:	/s/ Samuel R. Scheef	By:	/s/ Samuel R. Scheef
Name:	Samuel R. Scheef	Name:	Samuel R. Scheef
Title:	President	Title:	President

ARMtech Insurance Services, Inc.		American Agri-Business Insurance Company

By:	/s/ Samuel R. Scheef	By:	/s/ Samuel R. Scheef
Name:	Samuel R. Scheef	Name:	Samuel R. Scheef
Title:	President	Title:	President

BUYER:

Endurance U.S. Holdings Corp.

By:	/s/ Kenneth J. LeStrange
Name:	Kenneth J. LeStrange
Title:	Chairman